As filed with the Securities and Exchange Commission on September 20, 2010

Registration No. 333-169360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enhance Skin Products Inc
(Exact name of registrant as specified in its charter)

Nevada	____	84-1724410
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

695 South Colorado Boulevard, Suite 480 Denver, Colorado 80246
(416) 644-8318
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel Asculai, President and Chief Executive Officer
Enhance Skin Products, Inc.
695 South Colorado Boulevard, Suite 480
Denver, Colorado 80246
(416) 644-8318
(Name, address, including zip code, and facsimile number, including area code, of agent for service)

With a copy to:

Thomas E. Stepp, Jr.
Stepp Law Corporation
15707 Rockfield Blvd., Suite 101
Irvine, California 92618
Facsimile (949) 660 9010

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Approximate date of commencement of proposed sale to the public:  After this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	35,000,000		$0.03	$1,050,000	$74.86
Common Stock, par value $0.001 per share	1,750,000		$0.03	$52,500	$3.74
Common Stock, par value $0.001 per share	750,000	(2)	$0.04	$30,000	$1.60
Total	37,500,000			$1,132,500	$80.75

(1)
Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the closing price for the common stock, as reported on the over the counter bulletin board on September 10, 2010. Under the Indirect Primary Offering Agreement, Crisnic Fund SA has agreed to purchase up to $2,000,000 in value of newly issued Registrant common stock at a price equal to 100% of the volume weighted average market price during the five consecutive trading days prior to each purchase under the Agreement.

(2)	The Registrant has agreed to issue an additional 1,750,000 shares of newly issued shares of common stock to Crisnic Fund SA as a fee.
(3)	The Registrant has agreed to issue 750,000 shares of restricted common stock with Crisnic Fund SA purchased from the Company in a private transaction at $.04 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTARATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

SUBJECT TO COMPLETION DATED SEPTEMBER 20, 2010

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ENHANCE SKIN PRODUCTS INC.

37,500,000 Shares of Common Stock

This prospectus relates to the sale of up to 37,500,000 shares of the common stock of Enhance Skin Products Inc., a Nevada corporation (“we,” “us,” our,” “Enhance,” or the “Company”), by Crisnic Fund SA (“Crisnic” or “selling stockholder”).   The prices at which Crisnic may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions or through a combination of such methods, which may change from time to time and offer to offer.  We will not receive proceeds from the sale of our shares by Crisnic.

Our common stock is traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "EHSK.OB." On September 10, 2010, the closing sale price of our common stock was $0.03 per share. The expenses of the offering are estimated at $33,580.75 and will be paid by us

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 7 for a discussion of these risks.

The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2010

You may rely only on the information provided or incorporated by reference in this prospectus.  Neither we, nor the selling stockholder, have authorized anyone to provide information different from that contained in this prospectus.  Neither the delivery of this prospectus nor the sale of the securities means that the information contained in this prospectus is correct after the date of the prospectus.  This prospectus in not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “Enhance,” “our,” “our company,” “us,” or “the Company” refer to Enhance Skin Products Inc. and its subsidiaries, unless the context indicates otherwise.

Business

We are a cosmeceutical/skin care company focused on the aesthetic skin health market. We develop and commercialize topical skin care systems that enable the user of these systems to ameliorate the symptoms of a number of skin conditions, including premature aging, loss of moisture, photo-damage and soft tissue skin deficiencies, such as fine lines and wrinkles. Our products are designed to both improve the appearance and underlying health of the skin by providing deep hydration through the topical application of formulations containing hyaluronan (hyaluronic acid, HA) of specific molecular size and purity. We will market our products by Direct to Consumer (“DTC”) channel and by Direct Dispense (“DD”) channel through skin care professionals, such as physicians and aestheticians. The DTC channel will be used to market Visible Youth Revitalizing Skin Formula™, Visible Youth™ Revitalizing Moisturizer™, Visible Youth™ Eye Zone Gel™, and Visible Youth™ Revitalizing Cleanser ™. The DD channel will be used to market Visible Youth Healing Complex™ and Visible Youth Healing Complex plus 3% Lidocaine™, plus reformulated versions of the Skin Formula, Eye Zone Gel and Moisturizer to include Vitryxx™, all of which will be marketed under the Visible Youth “Professional” brand.

Corporate Information

We are a Nevada corporation. Our principal executive offices are located at 695 South Colorado Boulevard, Suite 480, Denver, Colorado 80246. Our telephone number is 416 644 8318. The address of our website is www.enhanceskinproducts.com. Information on our website is not part of this prospectus.

Common Stock

Our common stock trades on the over the counter bulletin board under the symbol "EHSK."

The Offering

On August 3, 2010, we entered into an Indirect Primary Offering Agreement and a Registration Rights Agreement with Crisnic, a Costa Rican investment corporation, in order to establish a possible source of funding for us. The Indirect Primary Offering Agreement establishes what is sometimes also referred to as an “equity drawdown facility.”  Under the terms of the Indirect Primary Offering Agreement, Crisnic received a fee consisting of 1,750,000 shares of our common stock.   Also on August 3, 2010, we entered into a Stock Purchase Agreement with Crisnic pursuant to which Crisnic purchased 750,000 shares of our newly-issued common stock at $.04 per share or an aggregate of $30,000.

Under the Indirect Primary Offering Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this prospectus (1) 1,750,000 shares which were issued to Crisnic as a fee (2) 750,000 shares purchased by Crisnic, and (3) at least 35,000,000 shares which we may sell to Crisnic after this registration statement is declared effective (which if all issued would be 41.5% of our outstanding as of August 3, 2010, the date of the Agreement). All 37,500,000 shares are being offered pursuant to this prospectus. Since under the Agreement Crisnic has agreed to purchase up to $2,000,000 in value of stock, depending on our future stock price we have the right but not the obligation to sell more than the 35,000,000 shares to Crisnic. As of the date hereof, we do not have any plans or intent to sell to Crisnic any shares beyond the 35,000,000 shares offered hereby.  However, if we elect to sell more than the 35,000,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Crisnic before we can sell such additional shares, which could cause substantial dilution to our stockholders.

We do not have the right to commence any sales of our shares to Crisnic until the SEC has declared effective the registration statement of which this prospectus is a part. After the SEC has declared effective such registration statement, under the Indirect Primary Offering Agreement, Crisnic has agreed to provide us with up to $2,000,000 of funding over up to a twenty-four (24) month period from the effective date of the registration statement of which this prospectus is a part.  During this period, we may request an advance by selling shares of our common stock to Crisnic and Crisnic will be obligated to purchase the shares. We may request an advance once every five trading days, although we are under no obligation to request any advances under the Indirect Primary Offering Agreement.

We may request an advance by sending an Advance Notice to Crisnic, stating the amount of the advance.  During the five trading days following an advance request, we will calculate the amount of shares we will sell to Crisnic and the purchase price per share.  The number of shares of common stock that Crisnic shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price determined in the Indirect Primary Offering Agreement.

The purchase price per share of common stock will be set at one hundred percent (100%) of the volume weighted average price of the common stock during the five trading days following delivery of an advance notice.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is $500,000 per advance, but in no case more than $1,000,000 in any thirty calendar day period.

Upon effectiveness of this registration statement, the Company shall deliver Instructions to its transfer agent to issue shares of our common stock registered by this registration statement free of restrictive legends on or before each advance date.

We do not have the right to commence any sales of our shares to Crisnic under the Indirect Primary Offering Agreement until the SEC has declared effective the registration statement of which this prospectus is a part. The obligation of Crisnic to make an advance to the Company pursuant to the Indirect Primary Offering Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Crisnic, during the commitment period, or (ii) the Company shall at any time fail materially to comply with certain requirements contained in the Indirect Primary Offering Agreement and such failure is not cured within thirty (30) days after receipt of written notice from Crisnic; provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the Securities and Exchange Commission.

We agreed to pay Crisnic a non-refundable origination fee of one million seven hundred and fifty thousand (1,750,000) shares of restricted common stock and $10,000 in due diligence expenses.  We must also pay Crisnic directly out of the gross proceeds of each advance under the Indirect Primary Offering Agreement, an amount equal to 1% of the amount of each advance.

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in or industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance or achievements expressed or implied by and forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as in this prospectus generally.  Actual events or results may differ materially from these discussed in forward-looking statements as a result of various factors, including without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

RISK FACTORS

An investment in our securities involves a high degree of risk.  In determining whether to purchase our securities, you should carefully consider all of the material risks described below and other information contained in this prospectus before making a decision to purchase our securities.  If any of the events contemplated by the following discussion of risks should occur, our business, results of operations and financial condition could suffer significantly.  As a result, the market price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock.  You should only purchase our stock if you can afford to suffer the loss of your entire investment.

Risks Related to Our Business

Our products may cause unexpected and undesirable side effects that would limit their use, require their removal from the market or prevent their further development. Product liability claims resulting from these undesirable side effects would hurt our business. In addition, we are vulnerable to claims that our products are not as effective as we claim them to be.

Unexpected and undesirable side effects caused by our products for which we have not provided sufficient label warnings could result in the recall or discontinuance of sales of some or all of our products. Unexpected and undesirable side effects could prevent us from achieving or maintaining market acceptance of the affected products or could substantially increase the costs and expenses in marketing new products. We, may in the future, be subject to various product liability claims resulting from those undesirable side effects caused by our products. Product liability claims may result in negative publicity regarding the Company, brand or products that may harm our reputation and sales. In addition, if one of our products is found to be defective, we may be required to recall it, which may result in substantial expense, adverse publicity and loss of sales, which would substantially harm our brand. Although we maintain product liability insurance, potential product liability claims may exceed the amount of any insurance we have or are able to obtain or potential product liability claims may be excluded under the terms of any policy we have or are able to obtain, which would cause our financial condition to suffer.  In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure increased insurance in the future.

In addition, consumer or industry analysts may assert claims that our products are not as effective as we claim them to be.  Unexpected and undesirable side effects associated with our products or assertions that our products are not as effective as we claim them to be also could cause negative publicity regarding our company, brand or products, which could in turn harm our reputation and our business.

Our success depends, in part, on the quality, efficacy and safety of our products.

Our success depends, in part, on the quality, efficacy and safety of our products.  If our products are found to be defective or unsafe, or if they otherwise fail to meet our customers’ standards, our relationships with customers or consumers could suffer, the appeal of one or more of our brands could be diminished, and we could lose sales and/or become subject to liability claims, any of which could have a material adverse effect on our business, prospects, results of operations or financial condition.

Our initiatives to expand into new product categories may not be successful and any failure to expand into new product categories would harm our business, results of operations, financial condition and future growth potential.

In order to expand our business, we plan to further develop products using HA.  Expansion of our product offerings is a critical component of our growth strategy. We may not be successful in our expansion efforts in these areas. Each of these product initiatives involves significant risks, as well as the possibility of unexpected consequences, including:

●	sales of the new products to our retailer customers may not be as high as we anticipate;
●	the rate of purchases by consumers may not be as high as we or our retailer customers anticipate;
●	returns of new products by retailer customers may exceed our expectations;
●	our marketing strategies and merchandising efforts may be ineffective and fail to reach the targeted consumer base or engender the desired consumption;
●	we may incur unexpected costs as a result of the continued development and launch of new products;
●	our pricing strategies may not be accepted by our retailer customers and/or their consumers;
●	we may experience a decrease in sales of our existing products as a result of introducing new products;
●
there may be delays or other difficulties impacting our ability, or the ability of our third-party manufacturers and suppliers, to timely manufacture, distribute and ship products in connection with launching new products; and

●
attempting to accomplish all of the elements of expansion in multiple product categories simultaneously may prove to be an operational and financial burden on us and we may be unable to successfully accomplish all of the elements of the expansion simultaneously, if at all.

Each of the risks referred to above could delay or impede our ability to successfully expand into new product categories, which would harm our business, results of operations, financial condition and future growth potential.

We will rely on third-party manufacturers for substantially all of our products.

We will not own or operate any significant manufacturing facilities. We will use third-party manufacturers and suppliers to manufacture substantially all of our products.  It is likely that we will obtain these products from a limited number of manufacturers and other suppliers. Our business, prospects, results of operations and financial condition could be materially adversely affected if our manufacturers were to experience problems with product quality or delays in the delivery of the finished products or the raw materials or components used to make such product.

Any variation in the quality of our products or delay in our ability to fill orders would harm our relationships with our retailer customers.

Our success depends upon our quality control and on our ability to deliver products in a timely manner. If our products are not delivered according to retailer customers’ delivery deadlines or are found to be defective or not to specification, our relationships with our customers would suffer, our brands’ reputation would be harmed and we could lose our market share. We could also experience increased return rates or become subject to liability claims. These negative results would have a harmful effect on our business, results of operations and financial condition.

The loss of or disruption in our third party storage and distribution facilities may have a material adverse effect on our business.

We currently use one third party storage and distribution facility and intend to have only a limited number of third party storage and distribution facilities. These facilities do and will house and ship a large portion of our inventory.  Any loss of or damage to these facilities or the inventory stored in these facilities, could adversely affect our business, prospects, results of operations and financial condition.

We may be adversely affected by domestic and international economic conditions and other events that impact consumer confidence and demand.

We believe that consumer spending on beauty products is influenced by general economic conditions and the availability of discretionary income. Domestic or international general economic downturns, including periods of inflation or high gasoline prices or declining consumer confidence, may affect consumer purchasing patterns and result in reduced net sales to our customers.

The beauty industry is highly competitive and if we cannot effectively compete our business and results of operations will suffer.

The beauty industry is highly competitive and can change rapidly due to consumer preferences and industry trends.  We compete primarily with global prestige beauty companies including Shiseido, Estee Lauder and L’Oreal, many of whom have greater resources than we have and brands with greater name recognition and consumer loyalty than our brand. Our products also compete with new products that often are accompanied by substantial promotional campaigns. Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change, and on our ability to develop new products through product innovations and product line extensions, which involve numerous risks. We may also incur increased expenses in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which could negatively affect our results of operations. These competitive factors, as well as new product risks, could have an adverse effect on our business prospects, results of operations and financial condition.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational and financial resources.  To manage this growth, should there be growth, we may need to expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel.  If we are unable to manage our growth effectively, our business would be harmed.

We are dependent on our executive officers for future success.

Our future success depends to a significant degree on the skills, experience and efforts of our executive officers.  The loss of the services of this individual could harm our business.  We have employment agreements with Dr. Asculai for a term of ten years and with Mr. Hovey for a term of five years.  We have not obtained life insurance on any key executive officers.  If any executive officer left us or were seriously injured and become unable to work, our business could be harmed.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

●	Create greater awareness of our brand and our programs;
●	Identify the most effective and efficient level of spending in each market, media and specific media vehicle;

●	Determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;
●	Effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;
●	Select the right market, media and specific media vehicle in which to advertise; and convert consumer inquiries into actual orders.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness.  We may not be able to manage our marketing expenditures on a cost-effective basis, whereby our customer acquisition cost may exceed the profit generated from each additional customer.

Our growth may suffer if an economic downturn in any of our major markets inhibits people from spending their disposable income on aesthetic and skin health products.

Our growth depends significantly on continued economic growth in the markets where we sell our products. Because our products are considered cosmetic in nature, they are typically paid directly out of disposable income. As a result, an economic downturn in any of our markets could have an adverse effect on the sales and profitability of our products.

Potential business combinations could require significant management attention and prove difficult to integrate with our business, which could distract our management, disrupt our business, dilute stockholder value and adversely affect our operating results.

If we become aware of potential business combination candidates that are complementary to our business, we may decide to combine with such businesses or acquire their assets in the future. Business combinations generally involve a number of additional difficulties and risks to our business, including:

●	failure to integrate management information systems, personnel, research and development and marketing, operations, sales and support;
●	disruption of our ongoing business and diversion of management's attention from other business matters;
●	potential loss of the acquired company's customers;
●	failure to develop further the acquired company's technology successfully;
●	unanticipated costs and liabilities; and
●	other accounting consequences.

In addition, we may not realize benefits from any business combination we may undertake in the future. If we fail to successfully integrate such businesses, or the technologies associated with such business combinations into the Company, the revenue and operating results of the combined company could be adversely affected. Any integration process would require significant time and resources, and we may not be able to manage the process successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We may not successfully evaluate or utilize the acquired technology or accurately forecast the financial impact of a combination, including accounting charges or volatility in the stock price of the combined entity. If we fail to successfully integrate other companies with which we may combine in the future, our business could be adversely affected.

Because our officers and directors are indemnified against certain losses, we may be exposed to costs associated with litigation.

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional non-reimbursable costs, including legal fees.  Our Articles of Incorporation and bylaws provide that our directors and officers will not be liable to us or to any stockholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct.  Extended or protracted litigation could have a material adverse effect on our cash flow.

Risks Related to our Finances and Capital Resources

We have a limited operating history, have incurred significant operating losses since our inception and expect to continue to incur losses.

We are an early-stage company with a limited operating history and limited revenues derived from our operations. We began commercial sales of our cosmeceutical products in 2010. We have incurred significant net losses attributable to common stockholders since our inception, including losses of $685 thousand in 2009 and $739 thousand in 2010. At April 30, 2010, we had an accumulated deficit of approximately $1.63 million. The extent of our future operating losses and the timing of profitability are highly uncertain, and we may never achieve profitability. Our operations to date have been primarily focused on our formation, the hiring of our management team, acquiring, licensing and developing our technology and products, building our distribution force and preparing for and commencing the commercial launch of our products. We have yet to demonstrate that we can generate sufficient revenue from sales of our products to become profitable, and we may never generate sufficient revenues from product sales to achieve profitability. Even if we do achieve significant revenues from our product sales, we expect that increased operating expenses will result in significant operating losses in the near term.

We may be required to obtain additional financing, for which there is no assurance of obtaining on a favorable basis.

While we are effectuating our business strategy, we expect to operate on a negative cash flow basis. Under the Indirect Primary Offering Agreement, the Company may, subject to the terms of the Agreement, require Crisnic to purchase up to $2 million worth of the Company’s common stock for a period up to twenty four months following the effectiveness of this Registration Statement.  There is no assurance that our current funds and those available under the Indirect Primary Offering Agreement will be sufficient to fund operations over an extended period of time. If we were to require additional funds, there can be no assurance than any funds will be available or available on favorable terms.  Any additional financing will also likely cause substantial dilution.

Risks Related to Regulatory Matters

Our business is subject to regulation in the United States and internationally.

The manufacturing, distribution, formulation, packaging and advertising of our products and those we distribute are subject to numerous and complicated federal, state and foreign governmental regulations.  Compliance with these regulations is difficult and expensive.  If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state or foreign laws or regulations, our results of operation and financial condition may be adversely affected. In addition, our future results could be adversely affected by changes in applicable federal, state and foreign laws and regulations (including product liability, intellectual property, consumer laws, privacy laws and product regulation), as well as changes in accounting standards and taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations).

The regulatory status of our cosmeceutical products could change, and we may be required to conduct clinical trials to establish efficacy and safety or cease to market these products.

The Federal Food, Drug, and Cosmetic Act does not recognize “cosmeceuticals” as a category of products.  We use the term “cosmeceuticals” as a marketing term to describe our Visible YouthTM line of products.  The FDA does not have a premarket approval system for cosmetic products, and we believe we are permitted to market our cosmeceutical products and have them manufactured without submitting safety or efficacy data to the FDA.  However, the FDA may in the future determine to regulate what we term as cosmeceuticals or the ingredients included in our cosmeceuticals as drugs or biologics, rather than cosmetics.  If our Visible YouthTM products or other cosmeceuticals are deemed to be drugs or biologics, rather than cosmetics, we would be required to conduct clinical trials to demonstrate the safety and efficacy of our cosmeceutical products in order to continue to market and sell them. In such event, we may not have sufficient resources to conduct any required clinical trials and we may not be able to establish sufficient efficacy or safety data to resume the sale of our cosmeceutical products. Any inquiries by the FDA or any foreign regulatory authorities into the regulatory status of our cosmeceutical products and any related interruption in the marketing and sale of our cosmeceutical products could severely damage our brands and image in the marketplace, including our relationships with physicians and their patients.

If our manufacturers do not comply with U.S. and federal regulations, our supply of product could be disrupted or terminated.

Under the Federal Food Drug and Cosmetic Act, cosmetics, which we refer to as cosmeceuticals, are defined as articles applied to the human body to cleanse, beautify or alter the appearance. The manufacturing of cosmetics is subject to the misbranding and adulteration sections of the FDC Act applicable to cosmetics. Cosmetics are not subject to premarket approval by the FDA but the product and ingredients must be tested to assure safety. If the product or ingredients are not tested for safety, a specific warning is required. The FDA monitors compliance of cosmetic products through random inspections of cosmetic manufacturers and distributors. The FDA utilizes an “intended use” doctrine to determine whether a product is a drug or cosmetic by the labeling claims made for the product. If a cosmetic product is intended for a disease condition or to affect the structure or any function of the human body, the FDA will regulate the product as a drug rather than as a cosmetic. The product will then be subject to all drug requirements under the FDC Act. The labeling of cosmetic products is subject to the requirements of the FDC Act, the Fair Packaging and Labeling Act and other FDA regulations.

We are subject to the reporting requirements of the federal securities laws, which can be expensive.

We are a public reporting company in the United States and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held or even a nonreporting public company.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our annual report on Form 10-K our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal years and our independent registered public accounting firm will in the future be required to report on our management’s report.  We will incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the managements certification and auditors attestation requirements.  If we fail to achieve and maintain adequate internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

Our ability to commercially distribute our products and our business may be significantly harmed if the regulatory environment governing our products changes.

The FDA, FTC and comparable agencies of other countries regulate our products. In the United States, FDA regulations govern, among other things, the advertising and promotion of our products.  If the FDA determines that any of our marketing claims are false or misleading, or suggest a clinical benefit that is not supported in the studies we have done, we may be required to cease making the challenged marketing claims, issue corrective communications, pay fines, or stop selling products until the incorrect claims have been corrected. FDA or FTC enforcement actions regarding promotional claims, including warning letters, would also divert management attention and create public relations issues for our Company.

Risks Related to Internet Commerce

We may be subject to increased government regulation of the Internet, which may have a detrimental effect on our business.

Our business plan includes marketing and sales of our product line on the Internet.  Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet.  We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition or results of operation.  Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

Because our business plan anticipates that some of our revenues will be derived from retail and wholesale sales over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.

Storage of personal information about our customers could pose a security threat.

We have a non-disclosure policy displayed on our website.  Our policy is not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent.  This policy is accessible to users of our services when they initially register.  Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to liability.  These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims.  They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes.  These claims could result in litigation.  In addition, the Federal Trade Commission and other states have been investigating certain Internet companies regarding their use of personal information.  We could incur additional expenses if new regulations regarding the use of personal information are introduced or if they chose to investigate our privacy practices.

Internet commerce security threats could pose a risk to our online sales and overall financial performance.

A significant barrier to online commerce is the secure transmission of confidential information over public networks.  We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information.  There can be no assurance that advances in computer capabilities; new discoveries in the field of cryptography or other developments will not result in a compromise or break of the algorithms used by us to protect consumer’s transaction data.  If any such compromise of security were to occur, it could have a materially adverse effect on our business, prospects, financial condition and results of operations.  A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.  We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.  Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally, especially as a means of conducting commercial transactions.  To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability.  There can be no assurance that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a materially adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to Intellectual Property

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products may be adversely affected, which would materially affect our business.

Patents. We currently have no issued patents and one patent application pending in the United States and certain other major jurisdictions.  Our commercial success will depend in part on the patent rights we own or may license, and the patent rights we plan to obtain related to future products we may market.  Our success will also depend on our ability to maintain these patent rights against possible third-party challenges to their validity, scope or enforceability of these patent rights. As a result of general uncertainties in the patent prosecution process, we cannot be sure that any patents will ever be issued. Issued patents generally require the payment of maintenance or similar fees; failure to make these payments could result in the unenforceability of patents not maintained

Our patent position is subject to the same uncertainty as other consumer product companies.  Our patent applications may not protect our technologies and products because, among other things, our pending applications may not result in issued patents; we may develop additional proprietary technologies that are not patentable; patents issued to us in the future may not provide a basis for future commercially viable products; and patents issued to us in the future may not provide us with any competitive advantage, or may be challenged, circumvented, invalidated or rendered unenforceable by third parties. For example, the PTO or the courts may deny, narrow or invalidate patent claims in any patent that may issue to us.  Inventors, or third parties of whom we are unaware, may challenge the ownership of patents that may issue to us and applications we own. We may not be successful in securing or maintaining proprietary or patent protection for our products, and protection that is secured may be challenged and possibly lost.

Our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property rights.  Our competitors or other third parties may challenge the scope, validity or enforceability of our patent claims in any patent that issues to us. As a result, any patent that issues to us may be narrowed in scope, invalidated or deemed unenforceable and may fail to provide us with any market exclusivity or competitive advantage even after significant investment in efforts to obtain and maintain a meaningful competitive patent position. Additionally, rights we receive to U.S. and foreign patents will be limited to the terms of the patents in the respective countries where the patents issued.

Trade Secrets and Proprietary Know-how.  We intend to rely on trade secret protection for certain of our confidential and proprietary information and processes.  We currently protect some information and procedures as trade secrets.  We protect our trade secrets by recognized practices, including access control, confidentiality agreements with employees, consultants, collaborators, and customers, and other security measures.  These confidentiality agreements may be breached, however, and we may not have adequate remedies for any breach.  In addition, our trade secrets may otherwise become known or be independently developed by competitors.  If our confidential or proprietary information is divulged to third parties, including our competitors, our competitive position in the marketplace will be harmed and our ability to successfully penetrate our target markets could be severely compromised.

Trademarks. Our trademarks will be important to our success and competitive position. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our Visible YouthTM products both in the U.S. and in certain other countries.  We may not be successful in obtaining or asserting trademark or trade name protection.  Our application for a trademark to Visible Youth in the European Union is currently under opposition in the Trade Mark Office for the European Union.  We cannot be certain whether we will obtain rights to register a trademark to the term Visible Youth in the European Union. We also will need to pursue trademark registration for any new trademarks that we select. We may not be able to secure any of our trademark registrations with the PTO or comparable foreign authorities. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. The costs required to protect our trademarks and trade names may be substantial.

If we do not adequately protect our rights in our various trademarks from infringement, any goodwill that has been developed in those marks would be lost or impaired. We could also be forced to cease using any of our trademarks that are found to infringe upon or otherwise violate the trademark or service mark rights of another company, and, as a result, we could lose all the goodwill that has been developed in those marks and could be liable for damages caused by any infringement or violation. Another company may also use a trademark or service mark that is confusingly similar to one of our marks, which could dilute the strength of that mark, and as a result, we could lose some or all of the goodwill associated with that mark.

We may not be able to protect our patent, trade secret and proprietary know-how and trademark rights against third-party infringement, which may be difficult to detect.  If we become involved in any dispute regarding our intellectual property rights, regardless of whether we prevail, we could be required to engage in costly, distracting and time-consuming litigation that could harm our business, prospects, results of operations and financial condition.

Our ability to market our products is subject to the intellectual property rights of third parties, and we may have to engage in costly litigation to enforce or defend challenges to our intellectual property by third parties, which may harm our results of operations, financial condition and cash flow.

Our commercial success will depend in part on our ability to make, use and sell our products without infringing the patents or proprietary rights of third parties. Our competitors, many of which have substantially greater resources than us and have made significant investments in competing technologies or products, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use and sell products either in the U.S. or international markets. We may not be aware of all of the patents and other intellectual property rights of others potentially adverse to our interests that may be owned by third parties.

Because of the uncertainty inherent in any litigation involving proprietary rights, we may not be successful in defending claims of intellectual property infringement by third parties, which could have a material adverse affect on our results of operations. Regardless of the outcome of any litigation, defending the litigation may be expensive, time-consuming and distracting to management.

If we are unsuccessful in any challenge to our rights to market and sell our products, we may, among other things, be required to:

●	Pay actual damages, royalties, lost profits and/or increased damages and the third party’s attorneys’ fees, which may be substantial;
●	Cease the development, manufacture, use and/or sale of products that use the intellectual property in question through a court-imposed sanction called an injunction;
●
Expend significant resources to modify or redesign our products, manufacturing processes or other technology so that it does not infringe others’ intellectual property rights or to develop or acquire non-infringing technology, which may not be possible; or

●
Obtain licenses to the disputed rights, which could require us to pay substantial upfront fees and future royalty payments and may not be available to us on acceptable terms, if at all, or to cease marketing the challenged products.

Ultimately, we could be prevented from selling a product, commercializing a product candidate, or otherwise forced to cease some aspect of our business operations as a result of any intellectual property litigation. Even if we are successful in defending an infringement claim, the expense, time delay, and burden on management of litigation and negative publicity could have a material adverse effect on our business.

Risks Related to Our Common Stock

Trading prices for our common stock may be volatile.

The market price of our shares of common stock may be based on factors that may not be indicative of future market performance.  Consequently, the market price of our common stock may vary greatly.  There is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

●	variations in our quarterly operating results;
●	announcements that our revenue or income/loss levels are below analysts' expectations;
●	general economic slowdowns;
●	changes in market valuations of similar companies;
●	announcements by us or our competitors of significant contracts; or
●	acquisitions, strategic partnerships, joint ventures or capital commitments.

There is no assurance that our common stock will remain on the OTB Bulletin Board.

In order to maintain the quotation of our shares of common stock on the OTC Bulletin Board, we must remain a reporting company under the Securities Exchange Act of 1934.  This requires us to comply with Sections 14 (proxy statement requirements) and Section 16 (Form 3, 4 and 5 and 6 month-trading rule) of that Act.  It is possible that our common stock could be removed from the OTC Bulletin Board and then be traded on the less desirous Pink Sheets.  In either venue, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.  This would also make it more difficult for us to raise additional capital.

Our common stock may be subject to penny stock rules, which could affect trading.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00, subject to exceptions. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, investors may find it more difficult to sell their common stock.

We do not expect to pay dividends to holders of our common stock in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends also will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Our insiders and affiliated parties beneficially own a significant portion of our stock.

As of September 13, 2010, our executive officers, directors and affiliated parties beneficially owned approximately 53 % of our common stock. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;
●	amend or prevent amendment of our articles of incorporation or bylaws;
●	effect or prevent a merger, sale of assets or other corporate transaction; and
●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Volatility in our common stock price may subject the Company to securities litigation.

The market for our common stock is characterized by significant price volatility, when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our directors have the right to authorize the issuance of additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our Articles of Incorporation and without action by our stockholders, have the authority to issue additional shares of our common stock from time to time.  Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our common stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may, generally, issue shares of our common stock to pay for debt or services, without approval by our stockholders, based upon such factors as our board of directors may deem relevant at that time.  It is possible that we will issue additional common stock to pay for services and reduce debt in the future under circumstances we may deem appropriate at the time.

Unless an active trading market develops for our securities, you may not be able to sell your shares.

Although, we are a reporting company and our common shares are quoted on the OTC Bulletin Board (owned and operated by FINRA) under the symbol EHSK.OB, there is not currently an active trading market for our common stock and an active trading market may never develop, or if it does develop, may not be maintained.  Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price and, therefore, your investment could be a partial or complete loss.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Offering Agreement

The sale of our common stock to Crisnic in accordance with the Indirect Primary Offering Agreement will have a significant dilutive impact on our stockholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.  In addition, the lower our stock price is at the time we obtain advances from Crisnic, the more shares of our common stock we will have to issue to Crisnic in order to drawdown on the facility.  If our stock price decreases, then our existing stockholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock. For example, if we sell shares to Crisnic at a proposed market price of $.03 per share, we would be forced to issue 66,666,667 shares to obtain the full financing, which would be 129% of the issued and outstanding common stock.

We May Not Have Access to the Full Amount under the Offering Agreement

On September 13, 2010, the closing price of our common stock was $.033 based on very little volume.  There is no assurance that the market price of our common stock will increase substantially in the near future.  The entire commitment under the Indirect Primary Offering Agreement is $2,000,000.  If the number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Offering Agreement we may not have access to the remaining commitment under the equity line, unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of common stock offered by the selling stockholder.  However, we will receive proceeds from the sale of our common stock to Crisnic pursuant to the Indirect Primary Offering Agreement, which proceeds will be used for working capital and general corporate purposes.

THE CRISNIC FUND SA TRANSACTION

General

On August 3, 2010, we entered into an Indirect Primary Offering Agreement and a Registration Rights Agreement with Crisnic, a Costa Rican investment corporation, in order to establish a possible source of funding for us. The Indirect Primary Offering Agreement establishes what is sometimes also referred to as an “equity drawdown facility.”  Under the terms of the Indirect Primary Offering Agreement, Crisnic received a fee consisting of 1,750,000 shares of our common stock.  Also on August 3, 2010, we entered into a Stock Purchase Agreement with Crisnic pursuant to which Crisnic purchased 750,000 shares of our newly-issued common stock at $.04 per share or an aggregate of $30000.

Under the Indirect Primary Offering Agreement and the Registration Rights Agreement we are required to register and have included in the offering pursuant to this prospectus (1) 1,750,000 shares which were issued to Crisnic as a fee (2) 750,000 shares purchased by Crisnic, and (3) at least 35,000,000 shares which we may sell to Crisnic after this registration statement is declared effective (which if all issued would be 41.5% of our outstanding as of July 29, 2010, the date of the Agreement). All 37,500,000 shares are being offered pursuant to this prospectus. Since under the Agreement Crisnic has agreed to purchase up to $2,000,000 in value of stock, depending on our future stock price we have the right but not the obligation to sell more than the 35,000,000 shares to Crisnic. As of the date hereof, we do not have any plans or intent to sell to Crisnic any shares beyond the 35,000,000 shares offered hereby.  However, if we elect to sell more than the 35,000,000 shares (which we have the right but not the obligation to do), we must first register under the Securities Act any additional shares we may elect to sell to Crisnic before we can sell such additional shares, which could cause substantial dilution to our shareholders.

We do not have the right to commence any sales of our shares to Crisnic until the SEC has declared effective the registration statement of which this prospectus is a part. After the SEC has declared effective such registration statement, under the Indirect Primary Offering Agreement, Crisnic has agreed to provide us with up to $2,000,000 of funding over up to a twenty-four (24) month period from the effective date of the registration statement of which this prospectus is a part.  During this period, we may request an advance by selling shares of our common stock to Crisnic and Crisnic will be obligated to purchase the shares. We may request an advance once every five trading days, although we are under no obligation to request any advances under the Indirect Primary Offering Agreement.

We may request an advance by sending an Advance Notice to Crisnic, stating the amount of the advance. During the five trading days following an advance request, we will calculate the amount of shares we will sell to Crisnic and the purchase price per share. The number of shares of common stock that Crisnic shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price determined in the Indirect Primary Offering Agreement.

The purchase price per share of common stock will be set at one hundred percent (100%) of the volume weighted average price of the common stock during the five trading days following delivery of an advance notice.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is $500,000 per advance, but in no case more than $1,000,000 in any thirty calendar day period.

Upon effectiveness of this registration statement, the Company shall deliver Instructions to its transfer agent to issue shares of our common stock registered by this registration statement free of restrictive legends on or before each advance date.

The obligation of Crisnic to make an advance to the Company pursuant to the Indirect Primary Offering Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Crisnic, during the commitment period, or (ii) the Company shall at any time fail materially to comply with certain requirements contained in the Indirect Primary Offering Agreement and such failure is not cured within thirty (30) days after receipt of written notice from Crisnic; provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the Securities and Exchange Commission.

We agreed to pay Crisnic a non-refundable origination fee of one million seven hundred and fifty thousand (1,750,000) shares of restricted common stock and $10,000 in due diligence expenses.  We must also pay Crisnic directly out of the gross proceeds of each advance under the Indirect Primary Offering Agreement, an amount equal to 1% of the amount of each advance.

Minimum Sales Price

Under the Indirect Primary Offering Agreement, we have the right to set a minimum sales price with respect to shares purchased under each advance.  If we set a minimum sales price, (i) Crisnic may not sell shares purchased under that advance at a price less than the minimum sales price; and (ii) the amount of the advance requested by us shall be reduced by 20% for each of the five trading days following the advance request that the closing bid price of our stock is below the minimum sales price.

Our Termination Rights

We have the right to terminate the Indirect Primary Offering Agreement for any reason on thirty days notice without any payment or liability to Crisnic other than the shares payable in advance as a fee.

No Short-Selling by Crisnic

Crisnic has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling of our common stock during the term of the Indirect Primary Offering Agreement.

Effect of Performance of the Indirect Primary Offering Agreement on Our Stockholders

All 37,500,000 shares registered in this offering are expected to be freely tradable. The sale by Crisnic of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Crisnic may ultimately acquire all or none of the shares of common stock not yet issued but registered under this offering. After Crisnic has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Crisnic by us under the Indirect Primary Offering Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Crisnic and the Indirect Primary Offering Agreement may be terminated by us at any time at our discretion.

In connection with entering into the Indirect Primary Offering Agreement, we authorized the sale to Crisnic of up to $2,000,000 worth of our common stock. We anticipate that we will sell all 35,000,000 shares to Crisnic under the Indirect Primary Offering Agreement (exclusive of the 1,750,000 shares issuable to Crisnic as a fee under the Indirect Primary Offering Agreement and the 750,000 shares issuable to Crisnic under the Stock Purchase Agreement), all of which are included in this offering. We have the right to terminate the Indirect Primary Offering Agreement without any payment or liability to Crisnic at any time other than the shares payable in advance as a fee. The number of shares ultimately offered for sale by Crisnic is dependent upon the number of shares purchased by Crisnic under the Indirect Primary Offering Agreement.

THE SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship with us.

Selling Stockholder	Shares Beneficially Owned Before Offering (1) (2)	Percentage of Shares Beneficially Owned Before Offering (1) (2)	Shares to be Sold in the Offering Assuming the Company Issues the Maximum Number of Shares Under the Offering (3)	Percentage of Outstanding Shares Beneficially Owned After Offering (3)
Crisnic Fund S.A.	2,500,000	4.98%	35,000,000	4.98%

(1)
Applicable percentage of ownership is based on 51,750,000 shares of our common stock outstanding as of September 13, 2010 together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of September 13, 2010 for the selling stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Anthony Salvatore Gentile, the principal investment advisor of Crisnic Fund S.A. is deemed the beneficial owner of all of the shares of common stock owned by Crisnic Fund S.A.  Mr. Gavridge Perez Porras and Mr. Marvin Brines Porras are the two stockholders and directors of Crisnic Fund S.A. and may be deemed to share beneficial ownership of the shares of common stock owned by Crisnic Fund S.A.

(3)
Under the terms of the Indirect Primary Offering Agreement, the Company may elect in its sole discretion to sell to the Crisnic Fund S.A. up to $2,000,000 of its common stock.  Crisnic Fund SA does not presently beneficially own any of those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Crisnic Fund SA, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The selling stockholder and any of its pledgees, assignees and successors-in-interest may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

●	in ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the common stock
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	in the over-the-counter market;
●	in transactions other than in the over-the-counter market (including negotiated transactions and other private transactions);
●	by pledge to secure debts and other obligations or on foreclosure of a pledge;or
●	in a combination of any of the above transactions.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Crisnic Fund SA is an “underwriter” within the meaning of the Securities Act.

Neither we nor Crisnic Fund SA can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between Crisnic Fund SA, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Crisnic Fund SA and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Crisnic Fund SA and its affiliates have agreed not to engage in any direct or indirect short selling of our common stock during the term of the common stock purchase agreement.

We have advised Crisnic Fund SA that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Crisnic Fund SA.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company is authorized to issue 100,000,000 shares of our common stock par value $0.001. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as our board of directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of our directors then standing for election. Our common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of our common stock to be outstanding upon completion of the offering will, upon payment therefor be, duly and validly issued, fully paid and non-assessable.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its subsidiaries, nor was any such person connected with the Company or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Company’s financial statements for the fiscal years ended April 30, 2009 and April 30, 2010 have been audited by Seale and Beers, CPAs, to the extent and for the periods set forth in their reports appearing in the Company’s Form 10K/A for the fiscal year ended April 30, 2009 and the Company’s Form 10/K for the fiscal year ended April 30, 2010 filed with the Securities and Exchange Commission.

INFORMATION WITH RESPECT TO THE COMPANY

Business

Company Overview

Enhance Skin Products Inc., (formerly Zeezoo Software Corp.) was originally incorporated under the laws of the state of Nevada on November 14, 2006.

Pursuant to an Asset Purchase Agreement by and between the Company and Enhance Skin Products Inc.  a privately held Ontario corporation (“Enhance Private”) which closed on August 14, 2008, the Company acquired the Assets of Enhance Private. In addition to shares issued for the asset purchase and the cancellation of certain securities of the Company, Enhance Private acquired approximately 57.6% of the common stock of the Company.  On August 28, 2008 the Company changed its name to Enhance Skin Products Inc.

For accounting purposes, this transaction was treated as an acquisition of Zeezoo Software Corp. and a recapitalization of Enhance Skin Products Inc.  Enhance Private is the accounting acquirer and the results of its operations carryover.  Accordingly, all prior year financial statements presented for comparative purposes are those of Enhance Private and not Zeezoo Software Corp.  Accordingly, the operations of Zeezoo Software Corp are not carried over and will be adjusted to $0.  Immediately prior to the Merger, Zeezoo Software Corp had minimal assets and liabilities.

Our Products

We are a cosmeceutical/skin care company focused on the aesthetic skin health market. We develop and commercialize topical skin care systems that enable the user of these systems to ameliorate the symptoms of a number of skin conditions, including premature aging, loss of moisture, photo-damage and soft tissue skin deficiencies, such as fine lines and wrinkles. Our products are designed to both improve the appearance and underlying health of the skin by providing deep hydration through the topical application of formulations containing hyaluronan (hyaluronic acid, HA) of specific molecular size and purity.  Hyaluronan, which is the basis of all Visible Youth™ products, is a naturally occurring sugar polymer of central biological importance. Hyaluronic acid is present in every tissue of the body. It has many functions, including stimulating the tissue’s water retention capabilities. 3% of the human body, by dry weight, is composed of HA. For example, hyaluronic acid is found in the eye and keeps them round and it is found in joints as part of the synovial fluid and acts as a lubricant and shock absorber. However, 56% of the HA in our bodies is found in the skin, where it helps retain moisture and structure. Together with collagen and elastin, HA forms the cement that holds cells together.

Studies have shown (Stern, RJ, 2006, Hyaluronan: Key to Skin Moisture, 246-277, In: Dry Skin and Moisturizers, Loden, M and HI Maibach Eds.) that fragmentation of the HA polymer generates size-specific pieces, or oligomers, with widely differing biological activities. However, it is difficult to synethsize HA free of contaminating glycoprotein, lipids and other tissue material in the laboratory setting. In spite of these drawbacks, many cosmetic and cosmeceutical manufacturers continue to incorporate “cosmetic grade” HA into their products and claim their beneficial effects for their products. This grade of HA can be impure and ill-defined as to molecular size and biological activities and can therefore be less effective.

The Visible Youth™ skin care line currently has six products, all of which use HA of specific molecular size and purity and are hypoallergenic, non-irritating, fragrance free, non-comodegenic, non-occlusive and oil free:

Visible Youth Revitalizing Skin Formula™:

This topical treatment is for use on all areas of the face and neck and is designed to reduce fine and deep lines over time, while improving the skin’s tone, texture, color and radiance.

Visible Youth Revitalizing Eye Zone Ge™l:

This gel is designed to address the delicate needs of the skin around the eye area and combines the hydrating benefits of hyaluronate, collagen and glycerin with the healing and antioxidant properties of Vitamin E.

Visible Youth Revitalizing Moisturizer™:

This cream contains our specific HA fraction and other healthy emollients and is designed to deliver hydrating nutrition to the skin and neck.

Visible Youth Revitalizing Cleanser™:

A mild, non-soap and non-alkaline gel, the Revitalizing Cleanser is formulated for all skin types and designed to gently remove impurities without breaking the acid mantle of the skin.

Visible Youth Healing Complex™:

Developed for use at home, the Healing Complex acts as a humectant in combination with bioactive ceramic micro-particles.  It is a proprietary, patent pending, synergistic formulation of two active ingredients that is designed to deliver a restorative formula to treated skin following a professional skin resurfacing procedure.

Visible Youth Healing Complex Plus 3% Lidocaine™:

This is the Healing Complex with 3% Lidocaine added to be applied by a physician immediately after a professional skin-resurfacing procedure.  Lidocaine helps relieve pain and discomfort while decreasing irritation.

Distribution Methods and Marketing Strategy

We will market our products by Direct to Consumer (“DTC”) channel and by Direct Dispense (“DD”) channel through skin care professionals, such as physicians and aestheticians. The DTC channel will be used to market Visible Youth Revitalizing Skin Formula™, Visible Youth Revitalizing Moisturizer™, Visible Youth Eye Zone Gel™, and Visible Youth Revitalizing Cleanser ™. The DD channel will be used to market Visible Youth Healing Complex™ and Visible Youth Healing Complex plus 3% Lidocaine™, plus reformulated versions of the Skin Formula, Eye Zone Gel and Moisturizer to include Vitryxx™, all of which will be marketed under the Visible Youth “Professional” brand.

Direct to Consumer Channel

To help the Company create a DTC program, we have retained the services of a consultant to provide access to affiliate networks utilizing new communication tools, such as blogs, web-based social networks (Facebook, Twitter), email, etc., to introduce and acquire customers for the selected Visible Youth DTC products. This will require modification to and expansion of the Shopping Cart contained in the current Visible Youth web site (www.visibleyouth.com).

In addition, we intend to explore electronic retailing DTC networks, such as the Home Shopping Network, QVC, ShopNBC, to increase brand recognition and generate sales of the DTC signature products.

The Visible Youth DTC product line currently consists of the Revitalizing Skin Formula, Revitalizing Eye Zone Gel, Revitalizing Moisturizer and Revitalizing Cleanser products.  Current containers and cartons will be utilized until inventory is depleted at which time less costly packaging will be sourced.  Additional HA products containing a medium strength SPF and/or peptides will be considered.

Direct Dispense (Professional) Channel

We intend to continue with our refocused “post procedure” Direct Dispense efforts for the Healing Complex Plus 3% Lidocaine and The Healing Complex, but under the new Visible Youth “Professional” brand.  We intend to add the bioglass VitryxxTM and a high level SPF to the Revitalizing Skin Formula, the Eye Zone Gel and the Moisturizer, so that all 4 Visible Youth “Professional” products will contain Vitryxx™ in combination with HA and can be directly positioned as a collective post skin resurfacing protocol. As part of that repositioning, we plan to offer a large size “back of shelf” jar of the Healing Complex Plus 3% Lidocaine for physician office use.  Additional Visible Youth “Professional” products may be developed, and could include a mask containing HA and Vitryxx™.

In order to reposition the Healing Complex as the core of a post skin resurfacing procedure protocol, we intend to complete a limited clinical evaluation. We have recently completed the protocol for a clinical assessment of the Healing Complex Plus Lidocaine to be conducted by a dermatologist when Company finances allow.  We anticipate that the results of this evaluation will create the basis for a scientific marketing piece.  If we are successful in this endeavor, it may assist in establishing the credibility necessary to facilitate an approach to physicians.  Our initial Direct Dispense focus will be the aesthetics practices of dermatologists who are familiar with SolarazeTM, the prescription dermatology product that utilizes the same fraction of hyaluronan as Visible YouthTM to deliver its active ingredient through to the dermis.  In the case of Visible YouthTM, the ingredient that we are delivering is water for deep hydration.

International

It is our plan to attempt to source one to two filling operations in Asia, so that we can send finished ingredients in bulk to Asia to be filled in locally sourced containers and packaging for distribution and sale.  We intend to pursue a similar strategy for Europe.

Competition

The market for skincare/cosmeceuticals is highly competitive with many established manufacturers, suppliers and distributors engaged in all phases of the business. We believe that we face strong competition. Competitive factors in our market include:

●	product efficacy and uniqueness;
●	brand awareness and recognition;
●	product quality, reliability of performance and convenience of use;
●	cost effectiveness;
●	breadth of product offerings;
●	sales and marketing capabilities and methods of distribution;
●	resources devoted to product education and technical support; and
●	speed of introducing new competitive products and existing product upgrades.

We face and will continue to face intense competition. A number of our competitors have far greater research and development and marketing capabilities and far greater financial resources than we do. These competitors may have developed, or could in the future develop, new technologies that compete with our products or render our products obsolete. We are also likely to encounter increased competition as we enter new markets and as we attempt to further penetrate existing markets. Some of our competitors have, in the past, and may, in the future, compete by lowering prices on their products. We may respond by lowering our prices, exiting the market or competing by investing in the development of new, improved products.

Approximately 400 companies compete in the US cosmeceutical industry, divided fairly evenly among chemical and end-use product segments. The seven largest producers of cosmeceutical products in 2007 were Johnson & Johnson, Procter & Gamble, L’Oreal, Allergan, Avon, Estee Lauder and Medicis. These companies controlled over 60% of the US cosmeceutical market.

Intellectual Property

Our commercial success will depend in part on the patent applications, trademark applications, trademarks and trade secrets we own. Our goal is to obtain, maintain and enforce patent protection where available and appropriate for our products, obtain trademarks for our products, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the U.S. and in other countries.

Our policy is to actively seek, where appropriate, intellectual property protection for our products, proprietary information and proprietary technology through a combination of contractual arrangements and laws, including patents, both in the U.S. and elsewhere in the world. We regard as important to our success and competitive position the protection of patents, trademarks and other proprietary rights that we own, license or benefit from, such as our collaborators and suppliers’ patents, trade secrets and other proprietary rights. Laws and contractual restrictions, however, may not be sufficient to prevent unauthorized use or misappropriation of our technology from us, our collaborators and suppliers, or to deter others from independently developing products that are substantially equivalent or superior to our products.

Our ability to assert our patents against a potential infringer depends on our ability to detect infringements, which may be especially difficult with patents covering methods of manufacturing. Further, many countries, including some European countries, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties in some circumstances. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Moreover, the legal systems of some countries, particularly developing countries, do not favor the aggressive enforcement of patents and other intellectual property protections, which makes it difficult to stop infringement.

We depend upon the skills, knowledge and experience of our employees, as well as that of our advisors, consultants and other contractors, and those of our collaborators and suppliers. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require our employees, consultants and advisors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party’s proprietary technology.

While we intend to take the actions that we believe are necessary to protect our proprietary rights, we may not always be successful in doing so.  In addition, we may face challenges to the validity and enforceability of proprietary rights and may not prevail in any litigation regarding those rights. As a result, these patents may be narrowed in scope, deemed unenforceable or invalidated and may fail to provide us with any market exclusivity or competitive advantage even after significant investment in efforts to obtain and maintain a meaningful competitive patent position.

Patent Applications

While attempting to create topical formulations of HA with Vitryxx™, a commercially available bioglass made by Schott Ag, we observed that the resulting formulations were able to maintain acidic pH for up to 24 months.  Furthermore, clinical evaluation of a HA/Vitryxx formulation, conducted at Essex Testing Clinic, Verona, New Jersey, revealed that after four weeks of daily use, up to 100% of the subjects responded with improvements in at least one or more skin aging parameters. These observations are also the foundation of the Visible Youth Healing Complex line.  These observations are also the subject of a PCT patent application entitled Cosmetic Composition for the Treatment of Skin and Methods Thereof  that was filed in September 2007.  The PCT  application has matured into the national patent applications set out below.

Title of Invention	Country	Status	Serial No.	National Phase Entry Date
Cosmetic Composition for the Treatment of Skin and Methods Thereof	Canada	Application	2,662,581	March 5, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	United States	Application	12/439,811	March 3, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	Europe	Application	078005865	March 16, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	Australia	Application	2007/800376643	April 2, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	New Zealand	Application	575334	March 5, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	China	Application	2007/80037664.3	April 9, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	Japan	Application	2009/527658	March 10, 2009
Cosmetic Composition for the Treatment of Skin and Methods Thereof	Hong Kong	Application	09110376.4	November 6, 2009

Trademarks

We have the following trademarks:

Trademark	Country	Registration No.	Classes	Status
Visible Youth	United States	3139439	03	Granted/Registered
Visible Youth	Australia	768865	03, 05	Granted/Registered
Visible Youth	Canada	A393144	03, 05	Granted/Registered
Visible Youth	France	1590434	03, 05	Granted/Registered
Visible Youth	Japan	2457750	03	Granted/Registered
Visible Youth	Norway	219947	03, 05	Granted/Registered
Visible Youth	Switzerland	508958	03, 05	Granted/Registered

Trademark Applications

We have the following trademark application:

Trademark	Country	Classes	Status
Visible Youth	EU Community	03, 05	Under Opposition

Government Regulation

The manufacture and sale of cosmetics are subject to regulation principally by the FDA and state and local authorities in the U.S., and by comparable agencies in certain foreign countries.  The Federal Trade Commission, or FTC, and state and local authorities regulate the advertising of cosmetics.

Products falling within the Food Drug and Cosmetic Act’s definition of “cosmetics” and that are generally recognized as “safe and effective” do not require premarketing clearance. We use the term “cosmeceuticals” for marketing purposes.  Our cosmeceutical products are considered cosmetics according to the Food Drug and Cosmetic Act definition, and are subject to FDA regulations for cosmetics. Under the Food Drug and Cosmetic Act, cosmetics are defined as articles applied to the human body to cleanse, beautify or alter the appearance. The manufacturing of cosmetics is subject to the misbranding and adulteration sections of the Food Drug and Cosmetic Act applicable to cosmetics. Cosmetics are not subject to premarket approval by the FDA, but the product and ingredients must be tested to assure safety. If the product or ingredients are not tested for safety, a specific warning is required. The FDA monitors compliance of cosmetic products through random inspections of cosmetic manufacturers and distributors. The FDA utilizes an “intended use” doctrine to determine whether a product is a drug or cosmetic by the labeling claims made for the product. If a cosmetic product is intended to treat a disease condition or to affect the structure or any function of the human body, the FDA will regulate the product as a drug rather than as a cosmetic. The product will then be subject to all drug requirements under the Food Drug and Cosmetic Act. The labeling of cosmetic products is subject to the requirements of the Food Drug and Cosmetic Act, the Fair Packaging and Labeling Act and other FDA regulations.

Our third-party manufacturers are also subject to extensive governmental regulation. The FDA mandates that cosmeceuticals be manufactured so as not to violate the adulteration and misbranding sections of the Food Drug and Cosmetic Act applicable to cosmetic products.

Raw Materials and Suppliers

The primary raw material used by the Company is hyaluronan.  Hyaluronan is available from a number of manufacturers worldwide. The Company currently secures its supply from a fermentation expert.

Employees

As of September 13, 2010, we had three employees, namely our Chief Executive Officer, Chief Financial Officer and our Chief Operating Officer.

PROPERTIES

Our principal executive offices are approximately 115 square feet of subleased space in an “executive suite” facility in Denver, Colorado.  The month-to-month lease commenced in August 2008.  The annual rent is $3,000 inclusive of taxes, climate control, power maintenance and reception services.

LEGAL PROCEEDINGS

We are not aware of any material legal proceedings, other than ordinary routine litigation incidental to the business, to which we or any of our subsidiaries are a party or of which any of our property is the subject.  We are not aware of any material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of our subsidiaries or has a material interest adverse to the Company or any of our subsidiaries.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCBB under the symbol "EHSK."

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The last reported sale price of our common stock on September 1, 2010 was $0.033 per share.

Fiscal Year 2009	High	Low
First Quarter	No trades	No trades
Second Quarter	$1.25	$1.23
Third Quarter	$1.01	$1.01
Fourth Quarter	$0.10	$0.10

Fiscal Year 2010	High	Low
First Quarter	$0.345	$0.12
Second Quarter	$0.40	$0.07
Third Quarter	$0.55	$0.08
Fourth Quarter	$0.59	$0.11

(1) The above table sets forth the range of high and low closing prices of our common stock as reported by www.quotemedia.com for the periods indicated.

Holders

On August 24, 2010, there were approximately 57 stockholders of record of our common stock.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Unaudited Financial Statements
July 31, 2010

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.

CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	July 31	April 30
	2010	2010

ASSETS
Current
Cash	$1,582	$2,883
Sales tax receivable	1,299	580
Prepaids & deposits	833	2,866
Inventory	78,244	78,792

Total current assets	81,958	85,121

Other assets
Intangible assets net of amortization of $12,678 and $10,143 respectively	85,048	87,583

Total other assets	85,048	87,583

Total assets	$167,006	$172,704

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$40,855	$126,252
Accounts payable to related party	482,720	217,172
Advances related party	89,344	69,013

Total current liabilities	612,919	412,437

Stockholders' equity (deficit)
Authorized:
100,000,000 common shares par value $0.001
Issued and outstanding 49,250,000 as of
July 31, 2010 and April 30, 2010, respectively	49,250	49,250
Additional paid-in capital	1,337,055	1,337,055
Accumulated other comprehensive income	7,539	6,164
Deficit	(1,839,757)	(1,632,202)

Total stockholders' equity (deficit)	(445,913)	(239,733)

Total liabilities and stockholders' equity	$167,006	$172,704

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENHANCE S KI N PRODUCTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
For the three months ending July 31, 2010 and July 31, 2009

(Unaudited)

	July 31	July 31
	2010	2009

Revenue	$335	$-

Cost of goods sold	43	-

Gross profit	292	-

EXPENSES
Operating expenses
General & administrative	146,328	128,569
Professional fees	23,242	3,784
Development	-
Marketing	3,740	50,204

	173,310	182,557

Net loss before other items	(173,018)	(182,557)

Other items
Legal settlement expense	34,537
Interest income	-	(282)

Net loss before income taxes	(207,555)	(182,275)

Provision for income taxes	-	-

Net loss	$(207,555)	$(182,275)

Basic and diluted loss per common share	$0.00	$0.00

Weighted average number of common shares outstanding	49,250,000	49,250,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENHANCE SKIN PRO DU CTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
For the three months ending July 31, 2010 and the year ending April 30, 2010
(Unaudited)

				Accumulated
			Additional	other		Total
	Common Stock		paid in	comprehensive		Stockholders
	Shares	Amount	Capital	income	Deficit	Equity

Balance April 30, 2009	49,250,000	$49,250	$1,337,055	$10,297	$(893,028)	$503,574

Translation adjustment				(4,133)		(4,133)
Net loss for the period					(739,174)	(739,174)

Balance April 30, 2010	49,250,000	$49,250	$1,337,055	$6,164	$(1,632,202)	$(239,733)

Translation adjustment				1,375		1,375
Net loss for the period					(207,555)	(207,555)

Balance July 31, 2010	49,250,000	$49,250	$1,337,055	$7,539	$(1,839,757)	$(445,913)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENHANCE SKIN PR OD UCTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the three months ending July 31, 2010 and July 31, 2009

(Unaudited)

	July 31	July 31
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(207,555)	$(182,275)
Amortization of intangible assets	2,535	-
Changes in operating assets and liabilities:
Sales tax recoverable	(719)	(4,940)
Prepaids & deposits	2,033	11,721
Inventory	548	(36,196)
Accounts payable and accrued liabilities	(85,397)	1,865
Accounts payable to related party	265,548	25

Cash flows from operating activities	(23,007)	(209,800)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent applications	-	(6,091)
Trademarks	-	-

Cash flows from investing activities	0	(6,091)

CASH FLOWS FROM FINANCING ACTIVITIES
Procceds from issuance of common stock	-	-
Proceeds from related party advances	20,331	-
Increase in additional paid in Capital	-	-
Net liabilities acquired from Zeezoo	-	-
Payment of loans	-	-

Cash flows from financing activities	20,331	-

NET INCREASE (DECREASE) IN CASH	(2,676)	(215,891)
Effect of foreign currency translation adjustments	1,375	1,853

Cash, beginning of the period	2,883	361,606

Cash, end of the period	$1,582	$147,568

Supplemental disclosure with respect to cash flows:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Included in changes to accounts payable related party are non cash items of $15,965 and $284 at July 31,
2010 and July 31, 2009 respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

ENHANCE S K IN PRODUCTS INC.
formerly Zeezoo Software Corp.
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
July 31, 2010
(unaudited)

NOTE 1.   BASIS OF PRESENTATION

The accompanying unaudited interim condensed consolidated financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at July 31, 2010 and 2009, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these interim condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's April 30, 2010 and 2009 audited financial statements.  The results of operations for the period ended July 31, 2010 and 2009 are not necessarily indicative of the operating results for the full year.

NOTE 2.   RECENT ACCOUNTING PRONOUNCEMENTS

The company’s management has evaluated all the recently issued accounting pronouncements through the filing date of these financial statements and does not believe that they will have a material effect on the company’s financial position and results of operations.

NOTE 3.   GOING CONCERN

The Company's interim condensed consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Realization values may be substantially different from carrying values as shown, and these financial statements do not give effect to adjustments that would be necessary to the carrying value and classification of assets and liabilities should the Company be unable to continue as a going concern.  The Company has net losses for the three months ended July 31, 2010 of $207,555, and a working capital deficit of $530,961. The Company has relied on advances from the CEO director and major shareholder for vital operating expenditures.

The ability of the Company to become a profitable entity is dependent upon the Company’s successful efforts to generate sales and then attain profitable operations.  In response to these problems, management has planned the following actions:

▪	Management is presently seeking financing to fund its direct to consumer sales campaign. There can be no assurances, however, that management’s expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4.   RELATED PARTY TRANSACTIONS AND BALANCES

On July 12, 2010 the Company entered into a Termination and Settlement Agreement (the "Settlement Agreement") with Mercuriali Ltd., a company controlled by Donald Nicholson, a director of the Company.  The Settlement Agreement terminated a Letter of Intent between the Company and Mercuriali regarding a proposed merger between the Company and Mercuriali as part of a larger transaction involving the reverse merger of the Company into a company listed on AIM, a sub-market of the London Stock Exchange.  Neither the merger between Mercuriali and the Company, nor the reverse merger of the Company and the AIM listed company took place.  Under the Settlement

Agreement, the Company agreed to pay Mercuriali expenses incurred pursuant to the Letter of Intent of $33,537 payable at a rate of 5% of gross funds raised by the Company. After receiving proceeds from financing the Company will pay 5% of the gross proceeds to Mercuriali until the obligation has been paid.  Other than the items provided for in the Termination Agreement, the Company and Mercuriali released each other from all claims relating to the Letter of Intent.

NOTE 5.   INVENTORY

The Company manufactured the complete product line of six SKU’s in the second quarter of 2010.  This was the first time the Company manufactured the current product line.  No further manufacturing has been required since this time.

Inventory consists of:

	July 31	April 30
	2010	2010
Finished Goods	$34,446	$34,994
Raw materials	43,798	43,798
	$78,244	$78,792

NOTE 6.   SUBSEQUENT EVENTS

On August 3, 2010, the Company entered into an Indirect Primary Offering Agreement (“IPOA”) and a Registration Rights Agreement (“RRA”) with Crisnic Fund S.A. (“Crisnic”).  Pursuant to the IPOA, the Company, in its sole discretion, has the right to sell to Crisnic and Crisnic has the obligation to purchase through advances to the Company, the Company’s common stock subject to the terms of the agreements and subject to a maximum aggregate purchase of Two Million Dollars ($2,000,000). Crisnic is not required to purchase the shares, unless the shares have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended.  The Company is obligated to file with the Securities and Exchange Commission a registration statement on Form S-1 within thirty (30) days from the date of the RRA registering only the shares subject to registration under the IPOA and to use all commercially reasonable efforts to have such registration statement declared effective at the earliest possible date.  The Company has agreed to pay Crisnic (i) due diligence expenses of $10,000.00; (ii) 1,750,000 shares of our common stock; and (iii) 1% of the amount of each advance made by Crisnic under the IPOA.

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“SPA”) with Crisnic.  Pursuant to the SPA, the Company sold 750,000 shares of the Company’s Common Stock to Crisnic for an aggregate purchase price of U.S.$30,000.  The sale of these securities was made in reliance on the exemption from registration provided by Regulation D to the Securities Act of 1933 as Crisnic is an accredited investor as defined therein.

The foregoing description of the IPOA, RRA and SPA are qualified in their entirety by reference to the full text of the IPOA, the RRA and the SPA copies of each of which are attached to the Form 8-K filed by the Company on August 6, 2010 as Exhibits 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

Audited Financial Statements
April 30, 2010

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Enhance Skin Products Inc.
(formerly ZeeZoo Software Company)

We have audited the accompanying consolidated balance sheets of Enhance Skin Products Inc. as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enhance Skin Products Inc. as of April 30, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the consolidated financial statements, the Company has net losses for the year ended April 30, 2010 of $739,174, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 4. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs
Seale and Beers, CPAs
Las Vegas, Nevada
August 10, 2010

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.

CONSOLIDATED BALANCE SHEETS

	April 30	April 30
	2010	2009

ASSETS
Current
Cash	$2,883	$361,606
Sales tax receivable	580	8,609
Prepaids & deposits	2,866	19,228
Inventory	78,792	43,613

Total current assets	85,121	433,056

Other assets
Intangible assets net of amortization of $10,143 and $0 respectively	87,583	87,281

Total other assets	87,583	87,281

Total assets	$172,704	$520,337

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$126,252	$16,504
Accounts payable to related party	217,172	259
Advances related party	69,013	-

Total current liabilities	412,437	16,763

Stockholders' equity (deficit)
Authorized:
100,000,000 common shares par value $0.001
Issued and outstanding 49,250,000 as of
April 30, 2010 and April 30, 2009, respectively	49,250	49,250
Additional paid-in capital	1,337,055	1,337,055
Accumulated other comprehensive income	6,164	10,297
Deficit	(1,632,202)	(893,028)

Total stockholders' equity (deficit)	(239,733)	503,574

Total liabilities and stockholders' equity	$172,704	$520,337

The accompanying notes are an integral part of these consolidated financial statements.

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years ending April 30, 2010 and April 30, 2009

	April 30	April 30
	2010	2009
Revenue	$1,376	$-

Cost of goods sold	243	-

Gross profit	1,133	-

EXPENSES
Operating expenses
General & administrative	552,120	397,858
Professional fees	77,090	65,675
Development	-	4,661
Marketing	111,441	220,061

	740,651	688,255

Net loss before other items	(739,518)	(688,255)

Other items
Interest on long term debt	-	628
Interest income	(344)	(3,664)

Net loss before income taxes	(739,174)	(685,219)

Provision for income taxes	-	-

Net loss	$(739,174)	$(685,219)

Basic and diluted loss per common share	$(0.02)	$(0.02)

Weighted average number of common shares outstanding	49,250,000	35,082,195

The accompanying notes are an integral part of these consolidated financial statements.

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ending April 30, 2010 and April 30, 2009

				Accumulated
			Additional	other		Total
	Common Stock		paid in	comprehensive		Stockholders
	Shares	Amount	Capital	income	Deficit	Equity
Balance April 30, 2008	10	90	222,687	(3,741)	(207,809)	11,227

Asset Purchase Agreement executed August 14, 2008
Shares assumed	20,250,000	20,250	(20,250)			-
Shares issued	27,500,000	27,500	(27,500)			-
Shares cancelled	(10)	(90)	90			-

Private placement closed August 14, 2008 @ $1.00 (less issuance costs of $344,600)	1,500,000	1,500	1,153,900			1,155,400
Contribution capital			10,749			10,749
Net liabilities acquired from Zeezoo			(2,621)			(2,621)
Increase in translation adjustment				14,038		14,038
Net loss for the period					(685,219)	(685,219)

Balance April 30, 2009	49,250,000	$49,250	$1,337,055	$10,297	$(893,028)	$503,574

Translation adjustment				(4,133)		(4,133)
Net loss for the period					(739,174)	(739,174)

Balance April 30, 2010	49,250,000	$49,250	$1,337,055	$6,164	$(1,632,202)	$(239,733)

The accompanying notes are an integral part of these consolidated financial statements.

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years ending April 30, 2010 and April 30, 2009

	April 30	April 30
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(739,174)	$(685,219)
Amortization of intangible assets	10,143	-
Changes in operating assets and liabilities:
Sales tax recoverable	8,029	(7,833)
Prepaids & deposits	16,362	(17,889)
Inventory	(35,179)	(43,613)
Accounts payable and accrued liabilities	109,748	16,504
Accounts payable to related party	216,913	259

Cash flows from operating activities	(413,158)	(737,791)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent applications	(9,507)	(36,200)
Trademarks	(938)	-

Cash flows from investing activities	(10,445)	(36,200)

CASH FLOWS FROM FINANCING ACTIVITIES
Procceds from issuance of common stock	-	1,155,400
Proceeds from related party advances	69,013	-
Increase in additional paid in Capital	-	10,749
Net liabilities acquired from Zeezoo	-	(2,621)
Payment of loans	-	(41,161)

Cash flows from financing activities	69,013	1,122,367

NET INCREASE (DECREASE) IN CASH	(354,590)	348,376
Effect of foreign currency translation adjustments	(4,133)	16,318

Cash, beginning of the period	361,606	(3,088)

Cash, end of the period	$2,883	$361,606

Supplemental disclosure with respect to cash flows:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$628

Included in changes to accounts payable related party are non cash items of $9,195 and $259 at April 30,
2010 and April 30, 2009 respectively.
Patent applications having a value of $6,903 and trademarks having a value of $44,115 as well as bank loans of $34,416 were acquired in the asset purchase agreement executed on
August 14, 2008 with the issue of 27,500,000 shares of Common Stock

The accompanying notes are an integral part of these consolidated financial statements.

ENHANCE SKIN PRODUCTS INC.
formerly Zeezoo Software Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2010

NOTE 1.   GENERAL ORGANIZATION AND BUSINESS

Enhance Skin Products Inc. (“Company”), (formerly Zeezoo Software Corp.) was originally incorporated under the laws of the state of Nevada on November 14, 2006.

Pursuant to an Asset Purchase Agreement by and between the Company and Enhance Private which closed on August 14, 2008, the Company acquired the Assets of Enhance Private. In addition to shares issued for the asset purchase and the cancellation of certain securities of the Company, Enhance Private has acquired approximately 57.6% of the Common Stock of the Company. On August 28, 2008 the Company changed its name to Enhance Skin Products Inc.

For accounting purposes, this transaction was treated as an acquisition of Zeezoo Software Corp. and a recapitalization of Enhance Skin Products Inc. Enhance Private is the accounting acquirer and the results of its operations carryover. Accordingly, all prior year financial statements presented for comparative purposes are those of Enhance Private and not Zeezoo Software Corp. Accordingly, the operations of Zeezoo Software Corp are not carried over and will be adjusted to $0. Immediately prior to the Merger, Zeezoo Software Corp had minimal assets and liabilities.

The financial statements are presented based on this recapitalization, whereby the Company has 49,250,000 common shares outstanding as of August 14, 2008.

The Company is now a developer of premium cosmeceutical products marketed under its “Visible Youth™” trademark. Cosmeceuticals are topically applied products containing ingredients that influence the biological function of skin and can be described as a marriage between cosmetics and pharmaceuticals. These products may improve the appearance and condition of the skin by delivering nutrients or protectants necessary for healthy skin.

These consolidated financial statements contain the consolidated accounts of the Company and its wholly owned subsidiary Enhance Skin Products (Canada) Limited. All material inter-company accounts and transactions have been eliminated on consolidation.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of The Company, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (SEC). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein below:

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with original purchased maturities of three months or less. At various times during the year, the Company maintained cash balances in excess of FDIC insurable limits. Management feels this risk is mitigated due to the longstanding reputation of these banks. At April 30, 2009 the Company had a cash balance of $361,606 compared to a cash balance of $2,883 at April 30, 2010.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, sales tax receivable and prepaids & deposits. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method.

SALES

Sales revenue includes the sales price for the product as well as the charges paid by the customer for shipping and handling.

SALES RETURN POLICY

The Company will accept returns for damaged goods only, the goods must be returned unused and in the original packaging. To date there have been no returns. The Company is presently determining an appropriate provision for returns and allowances which will be applied on future sales.

COST OF GOODS SOLD

Includes the cost of the product as well as the shipping and handling costs related to the sale.

USE OF ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company’s revenue is generated primarily from the sale of its line of skin care products. The products are held by a fulfillment center. The fulfillment center also arranges the shipment of these products to our customers.

The Company recognizes product sales generally at the time the product is shipped. In certain instances the Company recognizes revenue on a C.O.D. basis. Concurrent with the recognition of revenue, the Company is determining a suitable provision for the estimated cost of product returns. Once this provision is determined revenue will be reduced for estimated product returns. However, as of April 30, 2010 there have been no product returns. Sales incentives are classified as a reduction of revenue and are recognized when revenue is recognized. Shipping and handling charges to the customer are included in revenue and the associated costs are included in cost of goods sold.

ADVERTISING EXPENSE

The Company’s policy regarding advertising is to expense advertising when incurred. Advertising expense was $8,785 and $74,135 for the year ended April 30, 2010 and April 30, 2009 respectively.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

■	a significant decrease in the market price of the asset;

■	a significant change in the extent or manner in which the asset is being used;

■	a significant change in the business climate that could affect the value of the asset;

■	a current period loss combined with projection of continuing loss associated with use of the asset;

■	a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

BASIC AND DILUTED LOSS PER SHARE

The Company reports basic loss per share in accordance with the FASB ASC 260, “Earnings Per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period. Diluted loss per share has not been provided as it would anti-dilutive. Dilution is computed by applying the treasury stock method.

PRODUCT DEVELOPMENT COSTS

Product development costs are expensed as incurred. Product development expenses were nil and $4,661 for the years ended April 30, 2010 and April 30, 2009 respectively.

INCOME TAXES

Income taxes are provided in accordance with FASB ASC 740 Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

FOREIGN CURRENCY TRANSACTIONS

The Company’s functional currency is the Canadian dollar (“CDN”). The Company translates from the functional currency to U.S. dollars using the current rate method in accordance with FASB ASC 830. The Company uses the U.S. dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission and in accordance with FASB ASC 830.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses would be included in other income (expenses) on the Statement of Operations.

WEBSITE COSTS

Website costs consist of software development costs, which represent costs of design, configuration, coding, installation and testing of the Company’s website. These costs are expensed as they are incurred.

NOTE 3.   RECENT ACCOUNTING PRONOUNCEMENTS

The company has evaluated all the recent accounting pronouncements through the date of issuance of these financial statements and believe that none of them will have a material effect on the company’s financial statements.

NOTE 4.   GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has net losses for the year ended April 30, 2010 of $739,174, and a working capital deficit of $327,316. The Company has relied on advances from the CEO director and major shareholder for vital operating expenditures.

The ability of the Company to become a profitable entity is dependent upon the Company’s successful efforts to generate sales and then attain profitable operations. In response to these problems, management has planned the following actions:

■	Management is presently seeking financing to fund its direct to consumer sales campaign. There can be no assurances, however, that management’s expectations of future sales will be realized.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 5.   STOCKHOLDERS' EQUITY

AUTHORIZED

The Company is authorized to issue 100,000,000 common shares of $0.001 par value common stock. All common stock shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company.

ISSUED AND OUTSTANDING

On August 14, 2008, the Company entered into a subscription agreement with Investors pursuant to which the Company sold to the Investors an aggregate of 750,000 units for $1,500,000 ($2.00 per unit), each unit consisting of 2 shares of Common Stock and one warrant to purchase one share of Common Stock. Each warrant entitles its holder to subscribe for one share of our common stock at an exercise price of $1.40 during the period of 24 months from the closing date of August 14, 2008 at 5:00 p.m., Nevada time.

Of the $1,500,000 raised funds, $344,600 were disbursed as follows: $300,000 were paid as finder’s fees, $44,600 were cash expenses consisting of professional fees and legal fees associated with share issuance costs. Accordingly net proceeds to the Company were $1,155,400.

As a result of the transactions described in note 1 and the 1,500,000 shares of common stock sold to investors at $1.00 per share on August 14, 2008 there are currently 49,250,000 shares of the Company’s Common Stock issued and outstanding without giving effect to the possible exercise of the 750,000 warrants issued with the stock sold on August 14.

NOTE 6.   WARRANTS

Warrants for 750,000 shares were issued by the Company in August 2008. Specifically, the Company sold 1,500,000 shares of Common Stock for $1,500,000 to accredited investors and issued warrants to purchase 750,000 shares of Common Stock at an exercise price of 1.40 per share expiring August 14, 2010. The warrants have not been exercised as of April 30, 2010.

The following table summarizes warrants that are issued, outstanding and exercisable.

		Warrants
		Issued	Outstanding
Exercise	Expiration	April 30,	April 30,
Price	Date	2010	2010
1.40	14-Aug-10	750,000	750,000

NOTE 7.   RELATED PARTY TRANSACTIONS AND BALANCES

The amount due to related parties consists of unpaid remuneration as well as unreimbursed expenses to the CEO, CFO and COO. The CEO and COO are also directors. These liabilities are unsecured, non-interest bearing, and have no specific terms of repayment.

Comparative balances are:

	April 30	April 30
	2010	2009
Unpaid remuneration	$212,625	$-
Unreimbursed expenses	4,547	259
	$217,172	$259

During the year ended April 30, 2010 as well as the year ended April 30, 2009 commencing on August 15, 2008, the Company incurred a monthly consulting fee expenses of $12,500 to Biostrategies Consulting Group Inc., a private Ontario company wholly owned by the Company’s CEO who is also a Director. The Company recorded $150,000 and $106,250 as an expense in the years ended April 30, 2010 and 2009 respectively. During these same periods, and in consideration of the expense made to Biostrategies Consulting Group Inc., the Company’s CEO did not collect any salary from the Company. At April 30, 2010 $100,000 of these expenses are unpaid and included in accounts payable related party.

The CEO, Director made contributions to additional paid capital of nil and $10,749 in the years 2010 and 2009 respectively.

On September 15, 2008 a company owned by the CEO who is also a Director sold the Company a raw material ingredient used in the manufacture of its cosmeceutical products. The ingredient was sold at no profit to the selling company at a price of $6,620. The Company has also purchased this ingredient from the same supplier as used by the related company. The price paid by the Company when purchasing the product directly was the identical price.

See also Note 13- Subsequent Events.

NOTE 8.   ADVANCES FROM RELATED PARTY

During the year ended April 30, 2010 the CEO and director advanced the Company $69,013. There are no repayment terms for the advance nor does it bear interest. There were nil advances in the year ended April 30, 2009.

NOTE 9.   INVENTORY

The Company manufactured the complete product line of six SKU’s in the second quarter of 2010. This was the first time the Company manufactured the current product line. No further manufacturing was required in the year ended April 30, 2010.

Comparative inventory balances:

	April 30	April 30
	2010	2009
Finished Goods	$34,994	$-
Raw materials	43,798	43,613
	$78,792	$43,613

NOTE 10.   INTANGIBLE ASSETS

Intangible assets consist of trademarks and patent applications and are amortized over the expected period of life using the straight-line method over the following lives:

In accordance with ASC 360, long-lived assets (including intangible assets that are amortized) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, such as a significant sustained change in the business climate, during the interim periods. If an indicator of impairment exists for any grouping of assets, an estimate of undiscounted future cash flows is produced and compared to its carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. As a result of two years of consecutive losses the company completed an impairment analysis at April 30, 2010. The undiscounted cash flows prepared indicate the value of the intangible assets will be recovered by December 2011.

The Company has patents pending covering certain of the products it offers for sale. We estimate that it will take approximately three years for the United States Patent Office to review and decide upon our patent application which if granted will give us patent protection for a period of 17 years. Therefore, we are amortizing the value of these patent applications over a period of 20 years.

The Company sells and offers for sale products under its Visible Youth registered trademark. We are amortizing the value of this trademark over the remaining 6 years of the current term of the trademark.

At April 30, 2010 and 2009, the carrying amounts and accumulated amortization of intangible assets were as follows:

	April 30, 2010			April 30, 2009

	Gross	Accumulated	Net book	Gross	Accumulated	Net book
	amount	amortization	value	amount	amortization	value
Patent application	$5,263	$2,634	$2,629	$43,166	$-	$43,166
Trademarks	45,053	7,509	37,544	44,115	-	44,115
	$50,316	$10,143	$40,173	$87,281	$-	$87,281

NOTE 11.   INCOME TAXES

The Company follows FASB ASC 740, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no refundable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not likely to be realized.

At April 30, 2010, the Company had used net operating loss carryovers of approximately $729,031 and approximating $688,255 form the years ended April 30, 2010 and 2009 respectively. These losses are available to offset taxable income and expire in 2029 and 2030.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory United States federal corporate income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	April 30	April 30
	2010	2009
Income tax expense at statutory rate	$288,278	$267,235
Valuation analysis	(288,278)	(267,235)
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	April 30	April 30
	2010	2009
NOL carryover	$555,513	$267,235
Valuation allowance	(555,513)	(267,235)
Net deferred tax asset	$-	$-

NOTE 12.   OPERATING LEASES AND OTHER COMMITMENTS

The Company currently has a monthly lease commitment of $877 expiring October 31, 2011. Rent expense was $16,970 and $17,639 for the years ended April 30, 2010 and April 30, 2009 respectively. The Company has employment agreements with the CEO and COO as well as a service agreement with a third party for business development and administering contracts.

Summary

Fiscal	Lease	Employment	Contracted
Year	Agreement	agreements	Services	Total
2011	$10,524	$300,000	$150,000	$460,524
2012	5,262	300,000	150,000	455,262
2013	-	300,000	150,000	450,000
2014	-	193,750	150,000	343,750
2015	-	150,000	150,000	300,000
Thereafter each year 2016 to 2021	-	150,000	150,000	300,000
2022	-	43,750	150,000	150,000
2023	-	-	50,000	50,000

NOTE 13.   SUBSEQUENT EVENTS

On May 12, 2010 Biostrategies Consulting Group Inc. the holder of 27,500,000 shares of common stock of the Company transferred 9,166,666 of these shares to Drasko Puseljic. Biostrategies Consulting Group Inc. is 100% privately owned by Dr Samuel Asculai the CEO and a director of the Company. Mr. Puseljic has a 10-year service agreement with the company to assist in business development, contract administration and co-ordination of SEC filings with management and the Company’s SEC counsel. With his holdings, Mr. Puseljic has more than 5% of the outstanding equity of the Company and has become a “related party”. During 2009 and 2010, Mr. Puseljic billed the Company $44,625 and $121,625 respectively, and was owed $100,625 at April 30, 2010.

On July 12, 2010 the Company entered into a Termination and Settlement Agreement (the "Settlement Agreement") with Mercurial Ltd., a company controlled by Donald Nicholson, a director of the Company. The Settlement Agreement terminated a Letter of Intent between the Company and Mercuriali regarding a proposed merger between the Company and Mercuriali as part of a larger transaction involving the reverse merger of the Company into a company listed on AIM, a sub-market of the London Stock Exchange. Neither the merger between Mercuriali and the Company, nor the reverse merger of the Company and the AIM listed company took place. Under the Settlement Agreement, the Company agreed to pay Mercuriali expenses incurred pursuant to the Letter of Intent of $33,256.40 payable at a rate of 5% of gross funds raised by the Company. After receiving proceeds from financing the Company will pay 5% of the gross proceeds to Mercuriali until the $33,256.40 has been paid. Other than the items provided for in the Termination Agreement, the Company and Mercuriali released each other from all claims relating to the Letter of Intent.

The CEO and director continues to make further advances to the Company increasing the balance in advances related party.

On August 3, 2010, the Company entered into an Indirect Primary Offering Agreement (“IPOA”) and a Registration Rights Agreement (“RRA”) with Crisnic Fund S.A. (“Crisnic”). Pursuant to the IPOA, the Company, in its sole discretion, has the right to sell to Crisnic and Crisnic has the obligation to purchase through advances to the Company, the Company’s common stock subject to the terms of the agreements and subject to a maximum aggregate purchase of Two Million Dollars ($2,000,000). Crisnic is not required to purchase the shares, unless the shares have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended. The Company is obligated to file with the Securities and Exchange Commission a registration statement on Form S-1 within thirty (30) days from the date of the RRA registering only the shares subject to registration under the IPOA and to use all commercially reasonable efforts to have such registration statement declared effective at the earliest possible date. The Company has agreed to pay Crisnic (i) due diligence expenses of $10,000.00; (ii) 1,750,000 shares of our common stock; and (iii) 1% of the amount of each advance made by Crisnic under the IPOA.

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“SPA”) with Crisnic. Pursuant to the SPA, the Company sold 750,000 shares of the Company’s Common Stock to Crisnic for an aggregate purchase price of U.S.$30,000. The sale of these securities was made in reliance on the exemption from registration provided by Regulation D to the Securities Act of 1933 as Crisnic is an accredited investor as defined therein.

The foregoing description of the IPOA, RRA and SPA are qualified in their entirety by reference to the full text of the IPOA, the RRA and the SPA copies of each of which are attached to the Form 8-K filed by the Company on August 6, 2010 as Exhibits 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

Management has analyzed subsequent event as of the filing date and believes there are no further material events to report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following selected comparative financial information has been derived from and should be read in conjunction with the financial statements of the Company for the three months ended July 31, 2010.

	Fiscal Three Months ended July 31,
	2009	2010	$ Change	% Change

Total Sales	$-	$335	$335	100%
Cost of goods sold	-	43	43	100%
Gross profit	-	292	292	100%
Operating expenses	182,557	173,310	(9,247)	-5.1%
Net loss befor other items	(182,557)	(173,018)	9,539	5.2%
Other items
Legal settlement expense	-	34,537	34,537	100%
Interest income	(282)	-	(282)	-100.0%
Net loss	$(182,275)	$(207,555)	$(25,280)	-13.9%

Net loss per share	$-	$-	$0.00	0.0%

Total assets	$172,704	$167,006	$(5,698)	-3.3%
Working capital	$229,780	$(530,961)	$(760,741)	-331.1%

Sales

During three months ended July 31, 2010 the Company recorded $335 of sales.  The gross profit on these sales was $292 or 87.2%.  Included in sales are the freight charges to the customer to ship the product.  The Company did not record any sales in the three months ended July 31, 2009.  The sales to date have been disappointing therefore the Company is planning to launch a direct to consumer sales campaign in the 3rd quarter.

Cost of goods sold

The cost of the sales for the three months ended July 31, 2010 were $43.  Included in the cost of goods sold are direct manufacturing costs, including materials and packaging.  Also, included in cost of goods sold are the direct costs to package and ship the product.

Operating Expenses

Our operating expenses are classified primarily into the following categories.

General and administrative

General & administrative expenses for the three months ended July 31, 2010 were $146,328 or $17,759 more than the $128,569 recorded in the same period ended July 31, 2009.  This increase of 14% is mainly attributed to the increase in remuneration awarded to the Companies contract consultant.  Of the $146,328 of general and administrative expenses incurred in the three months ended July 31, 2010, remuneration contributed to 92.1% or $134,817, corporate 2.1% or $3,030, rent was 2.9% or $4,277, office was 1.8% or 2,660, the balance of  $1,544 or 1.1% was made up of bank charges, foreign exchange, insurance and travel.

Professional fees

Professional fees for the three months ended July 31, 2010 were $23,242 or $19,458 more than the $3,784 recorded in the same period ended July 31, 2009.  The three months expense of $3,784 for the three months ended July 31 2009 is not indicative of the annual fees as most of the professional fees were incurred in subsequent quarters.  There were no auditor fees expensed the quarter ended July 31, 2009 whereas there were $11,397 included in the quarter ended July 31, 2010.  Other professional fees included the present quarter were legal of $8,903 and other professional of $2,942.

Marketing

Marketing expenses for the three months ended July 31, 2010 were $3,740 or $46,464 less than the $50,204 recorded in the three months ended July 31, 2009.  The principal reason for this decrease is the fact the company does not have cash available to spend on marketing activities.  The largest change in comparison to the quarter ended July 31, 2009 is in website development.  The Company had incurred $34,520 of website development expenses in the quarter ended July 31, 2009 whereas nil expenses were incurred in the present quarter.  The website development was completed in the last fiscal year therefore no further expenses were incurred in the present quarter.  The Company is expecting to incur more website development costs later this year in preparing for the direct to consumer sales campaign.

Included in marketing expenses for the three months ended July 31, 2010 were $2,535 for amortization of the intellectual property, $518 for advertising, $431 warehousing finished goods inventory and $256 for travel.

Other Items

Interest income.

In the three months ended July 31, 2010 the Company earned nil for interest income whereas in the comparative quarter ended July 31, 2009 the Company did have a modest amount of surplus cash and therefore earned $282.

Legal settlement expense.

On July 12, 2010 the Company entered into a Termination and Settlement Agreement (the "Settlement Agreement") with Mercuriali Ltd., a company controlled by Donald Nicholson, a director of the Company.  The Settlement Agreement terminated a Letter of Intent between the Company and Mercuriali regarding a proposed merger between the Company and Mercuriali as part of a larger transaction involving the reverse merger of the Company into a company listed on AIM, a sub-market of the London Stock Exchange.  Neither the merger between Mercuriali and the Company, nor the reverse merger of the Company and the AIM listed company took place.  Under the Settlement Agreement, the Company agreed to pay Mercuriali expenses incurred pursuant to the Letter of Intent of $34,537 payable at a rate of 5% of gross funds raised by the Company. After receiving proceeds from financing the Company will pay 5% of the gross proceeds to Mercuriali until the $34,537 has been paid.  Other than the items provided for in the Termination Agreement, the Company and Mercuriali released each other from all claims relating to the Letter of Intent.

Liquidity and Capital Resources

At July 31, 2010, the Company had a working capital deficit of $530,961, as compared to working capital of $229,780 at July 31, 2009.  The decrease of $760,741 is attributed to the operating losses incurred during the period from July 31, 2009 to July 31, 2010.

The CEO and director continues to make further advances to the Company increasing the balance in advances related party.  These funds are being used to finance current essential operating expenses.

Financing

On August 3, 2010, the Company entered into an Indirect Primary Offering Agreement (“IPOA”) and a Registration Rights Agreement (“RRA”) with Crisnic Fund S.A. (“Crisnic”).  Pursuant to the IPOA, the Company, in its sole discretion, has the right to sell to Crisnic and Crisnic has the obligation to purchase through advances to the Company, the Company’s common stock subject to the terms of the agreements and subject to a maximum aggregate  purchase of Two Million Dollars ($2,000,000). Crisnic is not required to purchase the shares, unless the shares have been registered for resale and are freely tradable in accordance with the federal securities laws, including the Securities Act of 1933, as amended.  The Company is obligated to file with the Securities and Exchange Commission a registration statement on Form S-1 within thirty (30) days from the date of the RRA registering only the shares subject to registration under the IPOA and to use all commercially reasonable efforts to have such registration statement declared effective at the earliest possible date.  The Company has agreed to pay Crisnic (i) due diligence expenses of $10,000.00; (ii) 1,750,000 shares of our common stock; and (iii) 1% of the amount of each advance made by Crisnic under the IPOA.

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“SPA”) with Crisnic.  Pursuant to the SPA, the Company sold 750,000 shares of the Company’s Common Stock to Crisnic for an aggregate purchase price of U.S.$30,000.  The sale of these securities was made in reliance on the exemption from registration provided by Regulation D to the Securities Act of 1933 as Crisnic is an accredited investor as defined therein.

The foregoing description of the IPOA, RRA and SPA are qualified in their entirety by reference to the full text of the IPOA, the RRA and the SPA copies of each of which are attached to the Form 8-K filed by the Company on August 6, 2010 as Exhibits 10.1, 10.2 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended April 30, 2010.

Operating Results

The following selected comparative financial information has been derived from and should be read in conjunction with the financial statements of the Company for the year ended April 30, 2010.

Balance sheet – April 30, 2010

Cash

At April 30, 2010 the Company had $2,883 of cash on hand a decrease of $358,723 from the April 30, 2009 balance of $361,606.   This decrease is a result of the continued losses the company has incurred and has been offset by related parties accruing wages in lieu of payment as well as advances from Dr. Samuel Asculai, Ph.D. the Chief Executive Officer of the Company and a director.

Sales tax recoverable

The Company recovers sales tax paid, which is filed on a quarterly basis.  At April 30, 2010 $580 was claimed as recoverable compared to the April 30, 2009 balance of $8,609.  The decrease is due to there being two quarters as recoverable at April 30, 2009.  Sales tax recoverable is a result of sales tax paid on expenses.  During the last quarter of 2010 as a consequence of insufficient cash there was a significant decrease in transaction involving the payment of sales tax, therefore sales tax recoverable decreased at April 30, 2010.

Prepaids and deposits

At April 30, 2010 the balance was $2,866 a decrease of $16,362 from the April 30, 2009 balance of $19,228.  The 2009 balance consisted almost entirely of deposits made for the purchase of raw material as well as deposits made for the manufacturing of the Company’s products.  In 2010 these transactions were completed with the balances moving into finished goods inventory.  The $2,866 balance at April 30, 2010 relates to the Company’s product liability insurance.  Due to the fact the Company’s sales in fiscal 2010 were less than forcasted a refund of the insurance premium is due and is considered as a prepayment for the subsequent years product liability insurance.

Inventory

At April 30, 2010 inventory was $78,792 an increase of $35,179 over the April 30, 2009 balance of $43,613.  The 2010 balance consisted of $34,994 of finished goods and $43,798 of raw materials; whereas the 2009 balance of $43,613 was entirely raw materials.  During 2010 the Company manufactured its complete product line of six different products.

Patent Applications

At April 30, 2010 the Company had capitalized $52,673 of patent applications on the Company’s products.  During the 2010 fiscal year the Company increased the patent applications by $9,507 from the April 30, 2009 balance of $43,166.  The increase was due to the increase in the number of products the Company has in its product line.  As sales have commenced in fiscal 2010 the Company has started amortizing the patent applications for the first time.  The Company has estimated it will require 3 more years for the patents to be granted at which time the patent life will be 17 years.  The Company is therefore amortizing the patents on a straight-line basis over 20 years.  Amortization for the year ended April 30, 2010 is $2,634 resulting in a net balance for patents of $50,039.

Trademarks

At April 30, 2010 the Company had capitalized $45,053 of Trademark registration costs.  During the 2010 fiscal year the Company increased the Trademark costs by $938 from the April 30, 2009 balance of $44,115.  The increase was due to registering the Company’s trademark in more countries.  As sales have commenced in fiscal 2010 the Company has started amortizing the trademarks for the first time .  The Trademarks registration requires renewal in 6 years therefore amortization is being applied on a straight-line basis over 6 years.  Amortization for the year ended April 30, 2010 is $7,509 resulting in a net balance for patents of $37,544.

Accounts payable and accrued liabilities

At April 30, 2010 accounts payable and accrued liabilities was $126,252 an increase of $109,748 from the April 30, 2009 balance of $16,504.  Included in this increase is $100,625 of unpaid remuneration to a consultant to the Company.  This balance is unsecured and will be deferred until the Company has achieved positive cash flow.  The remainder of the increase is normal trade payables for services.

Accounts payable related party

Accounts payable related party consist of unpaid remuneration and unreimbursed expenses to the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.  The Chief Executive Officer and Chief Operating Officer are also directors.   At April 30, 2009 the balance was $259; however as cash was depleted during fiscal 2010 this balance increased to $217,172.

Advances related party

During the year ended April 30, 2010 as the company’s cash was depleted which required that the Chief Executive Officer and Director advance funds to the Company to pay for critical expenses.  These advances are unsecured, not interest bearing and there are no repayment terms.  The balance at April 30, 2010 was $69,013, an increase of $69,013 for the year as the balance was nil at April 30, 2009.

Common Stock

At April 30, 2010 there were 49,250,000 shares of common stock issued out of the authorized 100,000,000 common shares.  These balances were unchanged from the previous year end balance at April 30, 2009.

Additional paid-in Capital

At April 30, 2010 the balance of additional paid in capital was $1,337,055, which is unchanged from the previous year end balance at April 30, 2009.

Accumulated other comprehensive income

The Company has a 100% owned subsidiary in Canada.  In the consolidation of the Canadian subsidiary a translation adjustment was incurred which is not reflected in the statement of operations.  This translation adjustment is maintained in the consolidated statement of stockholders’ equity.  The balance at April 30, 2010 was $6,164 a decrease of $4,133 from the April 30, 2009 balance of $10,297.

Statement of Operations – Fiscal year ended April 30, 2010

Sales

During the fiscal year ended April 30, 2010 the Company manufactured the complete product line of six different products and introduced them for sale.  By the time the products were available the market had deteriorated and sales were therefore below forecasted levels.  Sales for the year ended April 30, 2010 were a disappointing $1,376 compared to the previous year of nil, as there was no product available for sale in the year ended April 30, 2009.  The Company is presently raising equity financing in order to add a direct to consumer marketing campaign.

Gross profit

Gross profit for the year ended April 30, 2010 was $1,133 or 83.3% of sales.  There were no sales in the fiscal year ended April 30, 2009 therefore a direct comparison cannot be made; however, the gross profit percentage result is as anticipated.

Operating Expenses

Our operating expenses are classified primarily into the following categories.

General & administrative.

General & administrative expenses incurred for year ended April 30, 2010 were $552,120 compared to the $397,858 incurred in the year ended April 30, 2009.  The increase was $154,262 or 39%, which coincides to the percentage increase in the number of months the company was operational in 2010 compared to 2009.  After the financing was received on August 14, 2008 the Company started operations, therefore in the year ended April 30, 2009 the company operated for 8.5 months compared to the 12 months of operations in 2010, or in increase in operational months of 41%.

The largest expense in 2010 was remuneration of $495,705 compared to $319,390 of remuneration expense in 2009, an increase of 89%.  At year end $197,650 of the total 2010 remuneration is unpaid and included current liabilities at April 30, 2010.  Travel expense in 2010 was $20,012 compared to the $38,413 incurred in 2009.  Rent expense was $16,970 in 2010 compared to $17,639 in 2010.  These three expenses represent 96.5% of the total general & administrative expenses in 2010.  The remaining 3.5% of general and administrative expenses are comprised of the following; Corporate expense relating to public company disclosure of $7,005 in 2010 compared to $6,980 in 2009.  Product liability insurance of $557 compared to $96 in 2009, product liability insurance premiums were based in projected sales for 2010, a credit of this premium was negotiated due to the fact sales were well below the forecasted.  Office expense was $7,925 compared to $10,226 in 2009.  Bank charges were $1,196 in 2010 compared to $532 in 2009 and foreign exchange losses of $2,750 compared to the 2009 loss of $4,582.

Professional fees.

Professional fees in the year ended April 30, 2010 were $77,090 compared to the $65,675 incurred in the year ended April 30, 2010.  In 2010 legal expenses were $40,606, and audit expenses were $23,040 whereas in 2009 these expenses were $23,813 and $35,934 respectively.  The increase in legal expenses for 2010 is a direct result of the problems created by the Company’s former auditors registration being revoked by the PCAOB.  In September 2009 the Company was removed from quotation from the bulletin board and relegated to the pink sheets.  Through the efforts of the Company’s attorney and the Company’s present auditors these issues were resolved and the company was again quoted on the OTCBB in January 2010.

In 2010 $13,444 was spent on consultants and in 2010 compared to the $5,928 spent in 2009.  The increase is primarily due to the Company’s efforts in obtaining financing for the Company.

Development costs.

Development costs in the year ended April 30, 2010 were Nil compared to the $4,661 incurred in the year ended April 30, 2009.  The Company originally had two products and in 2009 the development costs were to formulate the additional four products to increase the product line to six.  These six products were manufactured in 2010 and introduced for sale.

Marketing

In 2010 Marketing expenses were $111,441 compared to $220,061 in 2009.  This principal reason for the decrease of $108,620 was due to a decrease in advertising and trade show activity.  In 2010 the Company’s cash flow did not permit any further expenditures on trade shows and the related advertising activities.  Advertising expense in 2010 was $8,785 compared to $74,135 in 2009.  Trade shows and travel were $23,830 in 2010 and $67,972 in 2009.  Remuneration was $10,000 in 2010 and $18,000 in 2009.  Website development costs were $51,107 in 2010 and $59,954 in 2009.  The Company’s web site is now complete; however, further costs are anticipated for the introduction of the direct to consumer marketing campaign.  New selling costs were incurred in 2010 including clinical research costs of $6,459 and warehousing costs for the Company’s finished goods inventory of $1,117.  In addition the Company commenced amortization of the intangible assets related to the Company’s products.  In 2010 the Company amortized the patents and trademarks for $2,634 and $7,509 respectively.

Other Items

Interest on long term debt decreased by $628 in 2010 from the 2009 expense of $628 to nil in 2010.  The debt was paid in August 2008 after the equity financing was received. Therefore there were was no interest expense in 2010.

As the Company had cash on hand after the equity financing of August 14, 2009 $3,664 of interest was earned with these funds in the year ended April 30, 2009 and as a result of the decrease in cash interest earned dropped to $344 in the current year ended April 30, 2010.

Liquidity and Capital Resources

The Chief Executive Officer, director made advances to the Company of $69,013 during the year ended April 30, 2010.  During the year ended April 30, 2009 the Chief Executive Officer made contributions of $10,749 to additional paid in capital.

At April 30, 2010, the Company had a working capital deficit of $327,316 compared to working capital of $416,293 at the year ended April 30, 2009.  The decrease is due entirely to the continued losses of the Company.

At April 30, 2010 the total assets were $182,847 as compared to the total assets $520,337 at April 30, 2009.  The decrease of $337,490 is almost entirely due to the decrease in cash of $358,723.

Financing

In the year ended April 30, 2010 the Company relied on advances from the CEO and director of $66,407 as well as all related parties accruing unpaid remunerations of $217,172.

On August 14, 2008, the Company entered into a subscription agreement with certain investors (collectively the “Investors”) pursuant to which the Company sold to the Investors an aggregate of 750,000 units for $1,500,000 ($2.00 per unit), each unit consisting of two shares of Common Stock and one warrant to purchase one share of Common Stock.  Each warrant entitles their holder to subscribe for one additional Common Share at an exercise price of $1.40 per warrant during the period of 24 months from the closing date of August 14, 2008.

Net proceeds to the Company at closing were $1,155,400.  From the gross proceeds $344,600 of funds were disbursed as follows: $300,000 were to a finder, $44,600 were cash expenses consisting of professional fees and legal fees associated with share issue costs.

On August 3, 2010, we entered into an Indirect Primary Offering Agreement and a Registration Rights Agreement with Crisnic, a Costa Rican investment corporation, in order to establish a possible source of funding for us. The Indirect Primary Offering Agreement establishes what is sometimes also referred to as an “equity drawdown facility.”  Under the terms of the Indirect Primary Offering Agreement, Crisnic received a fee consisting of 1,750,000 shares of our common stock.   Also on August 3, 2010, we entered into a Stock Purchase Agreement with Crisnic pursuant to which Crisnic purchased 750,000 shares of our newly-issued common stock at $.04 per share or an aggregate of $30,000.

We do not have the right to commence any sales of our shares to Crisnic until the SEC has declared effective the registration statement of which this prospectus is a part. After the SEC has declared effective such registration statement, under the Indirect Primary Offering Agreement, Crisnic has agreed to provide us with up to $2,000,000 of funding over up to a twenty-four (24) month period from the effective date of the registration statement of which this prospectus is a part.  During this period, we may request an advance by selling shares of our common stock to Crisnic and Crisnic will be obligated to purchase the shares. We may request an advance once every five trading days, although we are under no obligation to request any advances under the Indirect Primary Offering Agreement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our short term money market investments. The Company does not have any financial instruments held for trading or other speculative purposes and does not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure. The Company does not have any credit facilities with variable interest rates.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified.  The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.  Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Age	Position with the Company	Officer or Director Since

Samuel Asculai, Ph.D.	68	President and Chief Executive Officer and Director	August 30, 2008

Frode Botnevik	63	Director	August 30, 2008

Donald Nicholson	52	Director	February 6, 2009

Christopher Hovey	66	Chief Operating Officer and Vice President of Sales Director	August 14, 2008

Brian Lukian	62	Chief Financial Officer and Treasurer	August 14, 2008

Zenas B. Noon	74	Director	August 30, 2008

The following is a brief summary of the background of each director, director nominee and executive officer of our company:

Samuel Asculai, Ph.D. Dr. Asculai has been our President and Chief Executive Officer and a director of the company since August 2008. Since January 2005, Dr. Asculai has been the sole owner of Biostrategies Consulting Group (formerly Enhance Skin Care Products Inc, the private company whose assets were acquired by the Company and form the basis for our cosmeutical business.

Previously, Dr. Asculai served as Chief Executive Officer of Hyal Pharmaceutical Corporation where he developed the technology underpinning the Visible Youth™ brand. There he also invented and developed Solaraze a topical treatment for actinic keratosis, a precancerous skin condition that is commonly referred to as sunspots.  Dr. Asculai also held senior positions with Verigen AG, a tissue engineering company; ens Bio-Logicals; Monsanto Corporation, a multinational agricultural biotechnology company; and the Ortho Pharmaceutical Corporation division of Johnson & Johnson, a multinational pharmaceutical company.

Dr. Asculai, the holder of a Masters degree and a Ph.D. in Microbiology from Rutgers University, has more than 40 years of experience in the life science industry. Dr. Asculai is the inventor on over 50 U.S. patents, including over 30 patents related to hyaluronic acid, the cornerstone of Enhance Skin Products Inc.’s product line. Over the course of his career, Dr. Asculai has contributed to the development of products that have achieved cumulative sales of close to two billion dollars including, Monistat, Delfen Cream for herpes virus infections, Ganciclovir, Solaraze, and MACI.

Frode Botnevik Director. Since April 2003, Mr. Botnevik has been a partner of Management & Finance AS, a Norwegian financial consulting firm that provides services in the areas of project and export financing, structured finance, risk management, financial restructuring, strategic partners and mergers and acquisitions. Mr. Botnevik has over 30 years of experience of industrial and financial experience and has been involving in the process of listing companies on the Oslo and Singapore stock exchanges and on Nasdaq. Mr. Botnevik has served on the boards of directors of companies in more than twelve countries.

Chris Hovey Mr. Hovey has been our Vice President and Chief Operating Officer since August 2008 and a director since February 2010.  Since March 1995, Mr. Hovey has been the President of Management Equities, Inc. a consulting company providing financial structuring and operational direction to financially constrained companies and to emerging “small cap” companies with an international focus.  The medical industry clients of Management Equities, Inc. have included among others: Metrex Research Corporation, Metrex Canada Limited, MMTL Ltd., of Jersey C.I., all manufacturers of branded high level disinfectants for hospital use; Medical Pathways Ltd., an Ontario web based provider of medical information; Arcamatrix Corporation, a web based software developer of a system to securely archive and transfer individual medical files; MDM International, Inc., a distributor of high level disinfectants; and Aesthetic Technologies, Inc., the developer of  “Parisian Peel”, which is the industry leading brand for microdermabrasion. Mr. Hovey is also a co-founder of Medical Aesthetics International, an importer and distributor of aesthetic medical products and has served as its Vice President since March 2002. Mr. Hovey received an Honors B.A. from the University of Toronto and an M.B.A. with Distinction from Harvard Business School.

Zenas B. Noon Director. Since June2000, Dr. Noon has been the Chairman of Cytologics, Inc., a cancer control products company. Since September 1997, Dr. Noon has been the Chairman and Chief Executive Officer of Pharos Pharmaceuticals, Inc., a drug development company. Dr. Noon received his B.S. and M.S. in Agriculture from the University of Arizona in 1956 and 1957, respectively. Since March 1982, Dr. Noon has been Chairman of Noon Associates, a Life Science consulting group.  Dr. Noon received his Ph.D. in Economic Entomology from the University of Illinois in 1961.

Donald Nicholson Director. Mr. Nicholson has over 22 years of experience in the healthcare industry. In February 2007 he became a director and founding stockholder of Mercuriali Ltd and Stravencon Ltd two development stage UK private healthcare companies. He has been Chief Executive Officer of Mercuriali Ltd since January 2010 and was Chief Financial Officer and Company Secretary of Stravencon Ltd from February 2007 until January 2010.  Mr. Nicholson was Chief Financial Officer of SkyePharma Plc a UK specialty pharmaceutical company listed on the London market and on the US Nasdaq market from February 1996 until November 2006. He was also a

Director of SkyePharma Plc from March 1997 until November 2006. Mr. Nicholson held a number of positions with Wellcome plc and Corange Ltd, the holding company of Boehringer Mannheim and DePuy, where he was corporate strategy and finance director. Mr. Nicholson has extensive experience in product and company acquisitions and disposals, in and out-licensing arrangements, sale/royalty agreements and financial strategy and funding structures. His industry experience includes Pharmaceuticals, Biochemicals, Orthopaedics, Diagnostics and Drug Delivery including Dermatology. He is a member of the Institute of Chartered Accountants of Scotland and obtained a B. Com (Hons) degree from the University of Edinburgh in 1980.

Brian Lukian C.A. Mr. Lukian has been our Chief Financial Officer since August 2008.  Mr. Lukian has over 25 years of financial, strategic and business leadership contributing to the growth and turnaround of corporations in various industries.  From January 2007 to August 2008, he has been providing consulting services in regards to mergers and acquisitions, turnarounds, financings as well as business and industry analysis with Phoenix Alliance Corp.  From 2000 through 2006, he was employed as Chief Financial Officer and Chief Operating Officer for several public companies in Toronto, Canada, including Ace Security Laminates from August 2005 to December 2006.  Mr. Lukian earned his certificate as Chartered Accountant, McGill University, while employed by Ernst & Young, Montreal, Canada and is a member of the Order of Chartered Accountants of Quebec. Mr. Lukian also has a United States Investment Bankers license, Series Seven. He received a Bachelor of Commerce from Loyola College, Montreal, Canada.

DIRECTOR INDEPENDENCE

Our board of directors has determined that we have a majority of independent directors as that term is defined under the Nasdaq Marketplace Rules, even though such definition does not currently apply to us because we are not listed on Nasdaq.

FAMILY RELATIONSHIPS

There are no family relationships between our officers and directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

(1)     No petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our officers or directors, or any partnership in which any such officer or director was a general partner at or within two years before the time of such filing, or any corporation or business association of which any such officer or director was an executive officer at or within two years before the time of such filing;

(2)     None of our officers or directors has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)     None of our officers or directors has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such officer or director from, or otherwise limiting, the following activities:

(i)     Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)     Engaging in any type of business practice; or

(iii)    Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)     None of our officers or directors has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of any such officer or director to engage in any activity described in paragraph (f) (3) (i) of Item 401(f) of Regulation S-K, or to be associated with persons engaged in any such activity;

(5)     None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated;

(6)     None of our officers or directors has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)     None of our officers or directors has been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)      Any federal or state securities or commodities law or regulation; or

(ii)     Any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)     Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)     None of our officers or directors has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3 (a) (26) of the Exchange Act (15 U.S.C. 78c (a) (26)), any registered entity (as defined in Section 1 (a) (29) of the Commodity Exchange Act (7 U.S.C. 1 (a) (29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION.

The following table sets forth the compensation paid by the Registrant for services rendered for the past two completed fiscal years to the Company’s named executive officers:

Summary Compensation Table

Name and Principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All other Compensation ($)	Total ($)

Dr Samuel S. Asculai CEO (1)	2010	150,000	-	-	-	150,250
	2009	106,250	-	-	-	106,250
Christopher Hovey COO VP Sales (1)	2010	150,000	-	-	-	150,250
	2009	106,250	-	-	-	106,250
Brian Lukian, CFO (2)	2010	72,000	-	-	-	51,000
	2009	51,000	-	-	-	51,000

(1)	Actual cash paid was $50,000 and $100,000 is included in accounts payable to related party.
(2)	Actual cash paid was $50,000 and $12,000 is included in accounts payable to related party.

Employment Agreements

On August 14, 2008, we entered into an employment agreement with Samuel Asculai, Ph.D., our President and Chief Executive Officer. The agreement has an initial term of ten years, which may be renewed for additional two year periods after such initial term. Pursuant to the agreement, Dr. Asculai receives a base salary and an annual bonus equal to at least two percent (2%) of the company’s pre tax earnings, as defined, for each fiscal year. Dr. Asculai’s base salary for fiscal 2008 is $150,000. The agreement further provides that Dr. Asculai will be entitled to participate in any plan with respect to medical, dental and other benefits established by the company.

If Dr. Asculai’s employment is terminated without “cause”, as defined in the employment agreement, then Dr. Asculai shall be entitled to receive all accrued by unpaid salary and bonus plus a payment equal to two (2) times Dr. Asculai’s highest base salary (but not less than $300,000) plus two (2) times his highest bonus. This payment may be received, at Dr. Asculai’s option, in one lump sum or in equal monthly instalments over a 24 month period. Dr. Asculai will also be entitled to receive continuing coverage under any medical, dental or other benefit plans for a period of 24 months after such termination. The employment agreement further provides that in the event there is a change in control, as defined therein, Dr. Asculai shall be entitled to receive these payments irrespective of termination of his employment. The agreement further provides a non-competition agreement for a period of one year following termination of the agreement.

On August 14, 2008, we entered into an employment agreement with Christopher Hovey, our Chief Operating Officer and Vice President of Sales. The agreement has an initial term of five years. Pursuant to the agreement, Mr. Hovey receives a base salary and is eligible to participate in any bonus plan established by the company for employees and consultants. Mr. Hovey’s base salary for fiscal 2008 is $150,000. The agreement further provides that Mr. Hovey will be entitled to participate in any plan with respect to medical, dental and other benefits established by the company.

If Mr. Hovey’s employment is terminated without “cause”, as defined in the employment agreement, then Mr. Hovey shall be entitled to receive all accrued by unpaid salary and bonus plus a payment equal to base salary for a twelve month period. The agreement further provides a non-competition agreement for a period of one year following termination of the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

As at April 30, 2010, we had not adopted any equity award/compensation plan and no stock, options, or other equity securities were awarded to our executive officers.

DIRECTOR COMPENSATION

We have not reimbursed our directors for expenses incurred in connection with attending board meetings nor have we paid any directors fees or other cash compensation for services rendered as a director in the period ended April 30, 2010.

We have no formal plan for compensating our directors for their services in their capacity as directors. In the future we may grant options to our directors to purchase Common Shares as determined by our board of directors or a compensation committee that may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.  The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than as indicated herein, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANGEMENT

The following table sets forth, as of September 13, 2010, certain information regarding the Company’s outstanding shares of Common Stock beneficially owned by (1) each person (including any group) of more than five percent of our Common Stock, based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission, and (2) the Company’s directors and officers.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percent of Class
Biostrategies Consulting Group Inc (2)	17,508,334	35.5%
Samuel Asculai, Ph.D. (2)	18,333,334	1.7%
Frode Botnevik	0	*
Donald Nicholson (4)	2,450,000	*
Chris Hovey	0	*
Dr. Zenas B. Noon	0	*

Brian Lukian	0	*
Directors and executive officers as a group (6 persons)	18,333,334	37.2%
Drasko Puseljic	9,166,666	18.6%

(1)	Unless otherwise indicated, ownership represents sole voting and investment power.
(2)
The address for Biostrategies Consulting Group Inc., an Ontario corporation is 1 First Canadian Place, 100 King Street West, 37th floor, Toronto, Ontario, Canada. Dr. Asculai, who is a director of the Company, is the sole owner of the Biostrategies Consulting Group Inc.

(3)	Common Stock Beneficially Owned by Samuel Asculai includes the 17,508,334 shares of Common Stock owned by Biostrategies Consulting Group Inc. reported in this table and the 2,450,000 shares of Common Stock reported by Donald Nicholson in this table.
(4)	Ownership represents the option to acquire 2,450,000 shares of Common Stock of the Company from Biostrategies Consulting Group Inc.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past three fiscal years the Company has entered into the following transactions with related parties:

On September 15, 2008 a company owned by the Chief Executive Officer who is also a Director sold the Company a raw material ingredient used in the manufacture of its cosmeceutical products. The ingredient was sold at no profit to the selling company at a price of $6,620. The Company has also purchased this ingredient from the same supplier as used by the related company. The price paid by the Company when purchasing the product directly was the identical price.

During the fiscal year ended April 30, 2010 as well as the fiscal year ended April 30, 2009 commencing on August 15, 2008, the Company incurred a monthly consulting fee expense of $12,500 to Biostrategies Consulting Group Inc., a private Ontario company wholly owned by the Company’s Chief Executive Officer who is also a Director. The Company recorded $150,000 and $106,250 as an expense in the fiscal years ended April 30, 2010 and 2009 respectively. During these same periods, and in consideration of the expense made to Biostrategies Consulting Group Inc., the Company’s Chief Executive Officer did not collect any salary from the Company. At April 30, 2010 $100,000 of these expenses were unpaid and included in accounts payable related party.

The Chief Executive Officer, Director made contributions to additional paid capital of nil and $10,749 in the years 2010 and 2009 respectively.

During the fiscal year ended April 30, 2010 the Chief Executive Officer and director advanced the Company $69,013. There are no repayment terms for the advance nor does it bear interest. There were nil advances in the year ended April 30, 2009.

On May 12, 2010 Biostrategies Consulting Group Inc. the holder of 27,500,000 shares of common stock of the Company transferred 9,166,666 of these shares to Drasko Puseljic. Biostrategies Consulting Group Inc. is 100% privately owned by the Company’s Chief Executive Officer who is also a director. Mr. Puseljic has a 10-year service agreement with the company to assist in business development, contract administration and co-ordination of SEC filings with management and the Company’s SEC counsel. With his holdings, Mr. Puseljic has more than 5% of the outstanding equity of the Company and has become a “related party”. During 2009 and 2010, Mr. Puseljic billed the Company $44,625 and $121,625 respectively, and was owed $100,625 at April 30, 2010.

On July 12, 2010 the Company entered into a Termination and Settlement Agreement (the "Settlement Agreement") with Mercurial Ltd., a company controlled by Donald Nicholson, a director of the Company.  The Settlement Agreement terminated a Letter of Intent between the Company and Mercuriali regarding a proposed merger between the Company and Mercuriali as part of a larger transaction involving the reverse merger of the Company into a company listed on AIM, a sub-market of the London Stock Exchange.  Neither the merger between Mercuriali and the Company, nor the reverse merger of the Company and the AIM listed company took place.  Under the Settlement Agreement, the Company agreed to pay Mercuriali expenses incurred pursuant to the Letter of Intent of $33,256.40 payable at a rate of 5% of gross funds raised by the Company. After receiving proceeds from financing the Company will pay 5% of the gross proceeds to Mercuriali until the $33,256.40 has been paid.  Other than the items provided for in the Termination Agreement, the Company and Mercuriali released each other from all claims relating to the Letter of Intent.

DISCLOSURE OF COMMISION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent legally permissible under the general Corporation law of the State as provided for in our By-Laws. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision. We believe that our By-Law provisions are necessary to attract and retain qualified persons as directors and officers.

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given any information and representation should not be relied upon as having been authorized by Enhance Skin Products Inc. or the selling stockholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Enhance Skin Products Inc. since the date hereof.

37,500,000 SHARES

ENHANCE SKIN PRODUCTS INC.

COMMON STOCK

PROSPECTUS

September 20, 2010

PART II- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution

The expenses payable by us in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below.  Each item is estimated, except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Fee	$80.75
Accounting fees and expenses	$1,500.00
Legal fees and expenses	$20,000.00
Transfer agent fees and expenses	$2,000.00
Due Diligence Fees to Crisnic	$10,000.00
Total Expenses	$33,580.75

Item 14.  Indemnification Of Directors And Officers

Article VII, Section 1 of our By-Laws provides for indemnification of our directors and officers as follows:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another company, or as its representative in partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general Corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company.  Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such director, officer or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement vote of stockholders, provision of law or otherwise, as well as their rights set forth in this paragraph.

Item 15.  Recent Sales of Unregistered Securities

On August 14, 2008, the Company entered into subscription agreements with the investors named therein pursuant to which the Company agreed to sell to the investors an aggregate of 750,000 units, each unit consisting of 2 shares of Common Stock and one warrant to purchase one share of Common Stock.  The unit price was $2.00.  Gross proceeds from the sale of these units were $1,500,000.  We are required at all times to reserve sufficient shares for full exercise of the warrants.

All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering.  In addition, the investors are accredited investors, the investors had access to information about the Company and their investment, the Investors took the securities for investment and not for resale and the Company took appropriate measures to restrict the transfer of securities.

The above description of the Subscription Agreements referred to above is qualified in its entirety by reference to the actual subscription agreement, a copy of which was filed as Exhibit 10.2 to our Report on Form 8-K filed on August 20, 2008 and incorporated herein in its entirety by reference.

On August 3, 2010, the Company entered into an Indirect Primary Offering Agreement (“IPOA”) with Crisnic.  Pursuant to the IPOA, the Company, has agreed to pay Crisnic a fee of 1,750,000 shares of our common stock.

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“SPA”) with Crisnic.  Pursuant to the SPA, the Company sold 750,000 shares of the Company’s Common Stock to Crisnic for an aggregate purchase price of U.S.$30,000.  The sale of these securities was made in reliance on the exemption from registration provided by Regulation D to the Securities Act of 1933 as Crisnic is an accredited investor as defined therein.

The foregoing description of the IPOA and SPA are qualified in their entirety by reference to the full text of the IPOA and the SPA copies of each of which are attached to the Form 8-K filed by the Company on August 6, 2010 as Exhibits 10.1 and 10.3, respectively, and each of which is incorporated herein in its entirety by reference.

EXHIBITS

(a)	Exhibits

3.1	Articles of Incorporation of the registrant filed on June 6, 2007 as Exhibit 3.1 to registrant’s Registration Statement on Form SB-2 and hereby incorporated by reference.

3.2	By-laws of the registrant filed on June 6, 2007 as Exhibit 3.2 to registrant’s Registration Statement on Form SB-2 and hereby incorporated by reference.

5.1
Opinion of Stepp Law Corporation as to the legality of the shares of Enhance Skin Products Inc. common stock being registered filed on September 13, 2010 as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.

10.1
Agreement of Plan and Merger between the registrant and Zeezoo Sub Inc. dated August 14, 2008 filed on August 20, 2008 as Exhibit 2.1 to registrant’s Current Report on Form 8-K dated August 20, 2008 and hereby incorporated by reference.

10.2
Asset Purchase Agreement between the registrant and Enhance Skin Products Inc. (an Ontario corporation) dated August 14, 2008 filed on August 20, 2008 as Exhibit 10.1 to registrant’s Current Report on Form 8-K dated August 20, 2008 and hereby incorporated by reference.

10.3
Securities Purchase Agreement between the registrant and the investors named therein dated August 14, 2008 filed on August 20, 2008 as Exhibit 10.2 to registrant’s Current Report on Form 8-K dated August 20, 2008 and hereby incorporated by reference.

10.4
Employment Agreeement between the registrant and Samuel Asculai dated August 14, 2008 filed on August 20, 2008 as Exhibit 10.3 to registrant’s Current Report on Form 8-K dated August 20, 2008 and hereby incorporated by reference.

10.5
Employment Agreeement between the registrant and Christopher Hovey dated August 14, 2008 filed on August 20, 2008 as Exhibit 10.4 to registrant’s Current Report on Form 8-K dated August 20, 2008 and hereby incorporated by reference.

10.6
Consulting Agreement between the registrant and Biostrategies Consulting Group Inc. dated August 14, 2008 filed on December 15, 2008 as Exhibit 99.1 to registrant’s Quarterly Report on Form 10-Q for the quarterly period ending October 31, 2008 and hereby incorporated by reference.

10.7
Amendment No. 1 to the Employment Agreement between the registrant and Samuel Asculai dated August 14, 2008 filed on December 15, 2008 as Exhibit 99.1 to registrant’s Quarterly Report on Form 10-Q for the quarterly period ending October 31, 2008 and hereby incorporated by reference.

10.8	Consulting Agreement between the registrant and Camden Street Partners LLC dated December 1, 2009, and hereby incorporated by reference.

10.9
Indirect Primary Offering Agreement between the registrant and Crisnic Fund SA dated July 29, 2010 filed on August 6, 2010 as Exhibit 10.1 to registrant’s Current Report on Form 8-K dated August 6, 2010 and hereby incorporated by reference.

10.10
Registration Rights Agreement between the registrant and Crisnic Fund SA dated July 29, 2010 filed on August 6, 2010 as Exhibit 10.2 to registrant’s Current Report on Form 8-K dated August 6, 2010 and hereby incorporated by reference.

10.11
Stock Purchase Agreement between the registrant and Crisnic Fund SA dated July 29, 2010 filed on August 6, 2010 as Exhibit 10.3 to registrant’s Current Report on Form 8-K dated August 6, 2010 and hereby incorporated by reference.

21	Subsidiaries of registrant filed on September 13, 2010 as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.

23.1	Consent of Seale and Beers, CPAs

23.2	Consent of Stepp Law Corporation included in opinion filed as Exhibit 5 to our Registration Statement on Form S-1 filed on September 13, 2010, and incorporated herein by reference.

24	Power of Attorney of Directors of Enhance Skin Products Inc. included on the signature page of our Registration Statement on Form S-1 filed on September 13, 2010, and incorporated herein by reference.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on September 20, 2010 .

Enhance Skin Products Inc.

/s/ Samuel Asculai
Samuel Asculai, President and CEO

Each person whose signature appears below hereby constitutes and appoints Samuel Asculai and Christopher Hovey, each of them severally his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on September 20, 2010 .

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel Asculai
Samuel Asculai	Director and CEO	September 20, 2010

/s/ Frode Botnevik
Frode Botnevik	Director	September 20, 2010

/s/ Christopher Hovey
Christopher Hovey	Director and COO	September 20, 2010

/s/ Donald Nicholson
Donald Nicholson	Director	September 20, 2010

/s/ Zenas Noon
Zenas Noon	Director	September 20, 2010

/s/ Brian Lukian
Brian Lukian	CFO (Principal Executive,	September 20, 2010
Financial and Accounting
Officer)